As filed with the Securities and Exchange Commission on September 5, 2003
                                                                  CIK:0001035270
                                                     Registration No. 333-104810
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT No. 3 to


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                    Cornerstone Ministries Investments, Inc.
                 (Name of small business issuer in its charter)

           Georgia                        6531                   58-2232313
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                         2450 Atlanta Highway, Suite 904
                             Cumming, Georgia 30040
                                  678.455.1100
              (Address and telephone number of principal executive
                    offices and principal place of business)

          Cecil A. Brooks, Chairman, President, Chief Executive Officer
                    Cornerstone Ministries Investments, Inc.
                         2450 Atlanta Highway, Suite 904
                             Cumming, Georgia 30040
                                  678.445.1100
               (Name, address and telephone of agent for service)

                                   ----------

                                   Copies to:
                                   Drew Field
                              25263 Flanders Drive
                                Carmel, CA 93923
                                  831.626.8134

                                   ----------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

                                   ----------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
  Title of each                          Dollar         Proposed maximum    Proposed maximum
class of securities                   Amount to be       offering price     aggregate offering        Amount of
 to be registered                      registered       per certificate           price            registration fee
-------------------------------------------------------------------------------------------------------------------
Certificates of Indebtedness          $50,000,000          $   500.00          $50,000,000                --
Common Stock, $.01 par value            1,625,000                6.50            1,625,000                --
                                      -----------                              -----------             -----
                      Totals          $51,625,000                              $51,625,000             $  --

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: |X|
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                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
            Cross-reference Sheet Showing Location in Prospectus of:

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS

             Form SB-2 Item Number and Caption                Caption in Prospectus
             ---------------------------------                ---------------------
 1.  Front of Registration Statement and
       Outside Front Cover of Prospectus................      Outside Front Cover Page of  Prospectus
 2.  Inside Front and Outside Back Cover
       Pages of Prospectus..............................      Inside Front Cover Page of Prospectus
 3.  Summary Information and Risk Factors...............      Prospectus Summary; Risk Factors
 4.  Use of Proceeds....................................      Use of Proceeds
 5.  Determination of Offering Price....................      Plan of Distribution
 6.  Dilution...........................................      Not applicable
 7.  Selling Security Holders...........................      Not applicable
 8.  Plan of Distribution...............................      Plan of Distribution
 9.  Legal Proceedings..................................      Business
10.  Directors, Executive Officers, Promoters
       and Control Persons..............................      Management
11.  Security Ownership of Certain Beneficial
       Owners and Management............................      Principal Shareowners
12.  Description of Securities..........................      Description of Securities
13.  Interest of Named Experts and Counsel..............      Not applicable
14.  Disclosure of Commission Position on                     Management -- Indemnification of
       Indemnification for Securities Act ..............          Officers and Directors
15.  Organization Within Last Five Years................      Not applicable
16.  Description of Business............................      Prospectus Summary; Risk Factors;
                                                                  Business; Certain Transactions
17.  Management's Discussion and Analysis                     Management's Discussion and Analysis of
       or Plan of Operation ............................          Financial Condition and Results of Operations
18.  Description of Property............................      Business - Facilities
19.  Certain Relationships and Related
       Transactions.....................................      Certain Transactions
20.  Market for Common Equity and Related
       Stockholder Matters                                    Risk Factors; Future Resale of Securities
21.  Executive Compensation.............................      Management: Executive Compensation
22.  Financial Statements...............................      Index to Financial Statements
23.  Changes In and Disagreements With
       Accountants on Accounting and
       Financial Disclosure.............................      None

          $50,000,000 of 9.00% FIVE YEAR BONDS AND GRADUATED RATE BONDS
                         250,000 SHARES OF COMMON STOCK

                                   Cornerstone
                                   Ministries
                                Investments, Inc.

                                   ----------


We are offering two different bonds, which are also called certificates of indebtedness. We are also offering shares of our common stock. These offerings are described in the prospectus summary on page 3. The net proceeds from these offerings will be used to finance churches and related nonprofit faith-based schools, senior housing, affordable housing, student housing and daycare facilities.


We do not expect that there will be any trading market for the bonds. The shares have been approved for listing on the Chicago Stock Exchange, under the symbol "IHN". There will not be any trades on the Exchange until we have 500 public beneficial shareholders.


We are offering these securities directly to investors, rather than selling them to securities broker-dealers for resale to their customers. Our officers and employees will participate in the sale of these bonds and shares, in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934. Selected brokers will also sell bonds and shares as our agents.


      The offering will end when all these securities have been purchased or earlier, if we decide to close the offering, but not later than June 30, 2004. There is no requirement that a minimum amount must be sold and no arrangement to place the funds in escrow, trust or similar account. The minimum investment is $500 for bonds and $100 for shares.

                                   ----------

   These securities are not insured or guaranteed by any governmental agency.

                                   ----------

  See "Risk Factors" beginning on page 4 for risks particular to this offering.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

================================================================================
                              Public      Broker-dealer
                             Offering      Commissions         Proceeds
                              Price         and Fees        to Cornerstone
--------------------------------------------------------------------------------
9.00% five-year bonds        $500.00         $25.00            $475.00
Graduated rate bonds         $500.00         $25.00            $475.00
Per Share                    $  6.50         $ 0.50            $  6.00
--------------------------------------------------------------------------------

    Total                $51,625,000.00    $2,581,250        $49,043,750
                         --------------    ----------        -----------

================================================================================

                 The date of this Prospectus is___________, 2003

      We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the certificates. We are offering to sell, and seeking offers to buy the certificates only in jurisdictions where offers and sales are permitted.

                             -----------------------

                                TABLE OF CONTENTS

                                                             Page                                                        Page
                                                             ----                                                        ----
Prospectus summary........................................      3   Certain transactions.............................     23
Risk factors..............................................      4   Principal shareowners............................     24
Note about forward-looking statements ....................      6   Description of securities........................     24
Use of proceeds...........................................      6   Future resale of securities......................     26
Management's discussion and analysis of financial ........          Plan of distribution.............................     27
    condition and results of operations...................      7   Legal Matters....................................     28
Business..................................................     12   Experts..........................................     28
Management................................................     20   Available Information............................     28
                                                                    Index to financial statements ...................     29

                             -----------------------

--------------------------------------------------------------------------------

                               Prospectus summary

          This summary highlights key information from this prospectus.
To understand this offering fully, please read the entire prospectus carefully, including the risk factors and the financial statements.

Our business


Cornerstone Ministries Investments, Inc. finances land and buildings for churches and other nonprofit faith-based schools, senior housing, affordable housing and daycare facilities. We began operations in 1985 as Presbyterian Investors Fund, Inc., a nonprofit corporation. Cornerstone Ministries Investments, Inc. was organized as a for profit corporation in 1996. The two were merged in December 2000. At December 31, 2002, we owned $64,667,610 in loans, of which 50% were loans for senior housing facilities and 25% each for community housing and for churches. Funding for these loans had come from $67,977,382 in bonds and $3,159,471in shares of common stock and retained earnings. Our loans earn 10% annual interest. They are for one-year terms and we collect fees for making or renewing a loan. Our bonds have an interest cost of 7% to 9%, plus our selling costs. All of the net proceeds of this offering will be used for making loans. The margin, between interest and fees on our loans and interest and selling costs on our bonds, pays our operating costs and provides retained earnings for payment of any dividends.


Our objectives

Our goal is to help churches and other nonprofit organizations buy or build the facilities they need to carry out their missions and goals. Our loans are in smaller amounts, and to groups in an earlier stage of development, than loans from conventional sources. We use our own funds, often together with financing from banks or other investors. Where there is no suitable existing building, we may assist in developing a new facility for a qualified candidate. We are not long-term lenders in these properties. Rather, we seek to provide basically a bridge to qualification for conventional financing.

This offering of bonds and shares of common stock


This prospectus offers two different types of securities. The bonds require us to pay investors interest at a fixed rate and to return invested principal on the agreed date. Recourse in the event of default is as a general creditor, through the bond trustee. Our common stock is equity ownership, with no required payments. Any return to shareowners would be from any dividends our directors decide to pay, if earnings and cash are available, and from any resale of the shares to other investors. Recourse in the event of our liquidation is to any assets remaining after payment to creditors.


Payment of interest, principal and dividends

This chart summarizes the interest rates and principal repayment dates for the two types of bonds offered:

  Bond             Annual percentage                              When principal
  type             rate of interest                             is due to be repaid
  ----             ----------------                             -------------------
Five-year                9%                              At the five-year maturity date
Graduated       7%, increasing to 9%            Any anniversary of purchase, on 10 days' notice

The description of securities section of this prospectus explains how interest is calculated and paid, when principal may be repaid before the due date and other terms of the bonds.

For the past four years, we have been paying cash dividends on our common stock, at annual rates of 10% to 10.5% on the $6.50 share purchase price. Dividend payments in the future will depend upon our having sufficient net income and cash, and a decision by our board of directors.

How to buy bonds or shares

You can fill out the order form and return it with your check for the amount of your investment. You can also purchase bonds or shares from any of the securities broker-dealers who are our sales agents for this offering. The minimum investment is $500 for bonds and $100 for shares.

How you can communicate with us

Our office is at 2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114.


                                                                               3
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                                  Risk factors

If payments to us are delayed or uncollectible, we may not be able to pay investors on time. The ability of any borrower to make the loan payments is dependent on the continuing strength of its contributions and income. To the extent that a church or project suffers a decline in contributions or income from ministries, it may be unable to meet its loan obligations. It is our practice for some loans to have limited personal guarantees in which each individual guarantor pledges a maximum of $5,000. We may have difficulty suing individuals to force their compliance with the guarantee agreement and may have to take a loss on the loan.

We could become unable to pay current interest, dividends or principal repayments if we have to take over property for nonpayment and resell it. Each borrower on our loans must demonstrate an ability to pay interest and repay the principal in cash, in accordance with the loan terms. We also have a mortgage on the borrower's real estate, to secure these payments, If a borrower is unable to pay its loan and we must take over the property, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers. We rely upon professional appraisers for their evaluation of the amount at which we could sell the property. However, a foreclosure sale could result in a much lower price, because of the property's condition, general market conditions or factors beyond our control.

If we must foreclose on a loan, we could also lose money because of the time and cost it could take to sell the property. The particular purposes for which our borrowers use property may make it more difficult than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property. In the event of a foreclosure, property may not sell for its appraised value, if the appraised value is based on its special purpose. There is a very limited market for church property.

We could lose income, or suffer loss on sale of a property, if an uninsured event happened. We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes.

We may incur liability under environmental laws, to an extent that keeps us from making current payments to investors. Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator, or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property on which we make a loan. If we then decide it is necessary, we have a Phase I environmental site assessment performed, to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance.

There may be unexpected regulatory compliance costs that would lower our cash flow to pay interest, dividends and principal. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.


We lend in smaller amounts, to borrowers in earlier stages of development, than conventional lenders. Our loans are more costly to administer and may have higher risks of nonpayment than loans made by conventional lenders. Banks and insurance companies generally require borrowers to have at least three years of operating history. Our borrowers are usually in a "start-up" situation and accordingly cannot access traditional and conventional lending sources. Our costs of administering loans requires us to charge higher loan fees and interest rates. Lack of operating history generally means higher risk.

A delay or inability to refinance a single loan could reduce our cash flow below our ability to pay interest and principal on our certificates or dividends on our common stock. The amount of one loan for developing a housing ministry could be a significant percentage of our total loans receivable, before that loan is repaid from long-term financing.


Our negative retained earnings, if continued or magnified, could strain our ability to pay interest and dividends. The company has negative retained earnings, because we paid more in dividends in 2000 and 2001 than we earned in those years. If we were to have losses, or to pay more dividends than we earn in the future, we could impair our ability to pay interest on our bonds unless we raised additional equity, which we might not be able to do.


We could be unable to repay our debt when due, because we did not have enough cash. We receive cash from loan repayments, fees earned and from sale of common stock and bonds. We use cash in making loans and to repay our bonds. This is a schedule of the years of maturity and amounts of our certificates outstanding at June 30, 2003:

Year of Maturity          Amount Due
----------------          ----------

     2003                 $ 6,599,644
     2004                 $ 4,145,056
     2005                 $ 4,862,921
     2006                 $10,527,455
     2007                 $35,531,758
     2008                 $18,198,730
                          -----------
     Total principal      $80,195,564

We expect to pay all amounts which come due in 2003, based upon our past experience of cash inflow from maturing loans and net cash inflow from sales and redemptions of our certificates. However, we must balance the amount of cash we have at any moment with the amount that we need. This task is difficult because, if we keep too much cash in reserve, we will not earn sufficient income to pay interest on our debts or earn income for our shareowners. If we keep too little cash available, we might default on our obligations. We believe that most certificate owners will purchase new certificates to replace matured ones, so we will not have to send them cash. This may not be what happens and we may be unable to repay all of the maturing principal when due. If we cannot pay the certificates, we would have to try finding other financing or selling some of our assets.

We may have to pay interest from our shareowners' equity if our loan fee and interest income are not enough. We are highly leveraged. That is, on December 31, 2002, we had about 22 times more in certificate debt than we had in shareowners' equity. Payments of interest and principal on the debt are required, whether or not we are current in collecting from our loans or investments. Our interest expense and most other expenses of operation are fixed and will be incurred without regard to our revenues from interest and fees.

Payment of dividends to shareowners could keep us from making payments on certificates. Any future losses from our operations would first be charged against shareowners' equity, including retained earnings. Dividends reduce our shareowners' equity, leaving a lesser amount to absorb losses before we would become unable to make payments to certificate holders when due.

Only a part of the shares and certificates offered may be sold, which could lower our future income for payments to investors. Both our certificates and our shares are being sold on a best efforts basis. That means that we, and selected broker-dealers, will use our best efforts to locate investors. No individual or company is guaranteeing to invest any specific amount of money. There is no way for us to predict how much will be purchased. To the degree that we sell fewer certificates than offered, our fixed expenses will be a larger part of our income and will lower the potential income to pay interest and dividends.


The concurrent securities offering by our related company may limit our ability to sell the maximum in this offering. We own all of the common stock of Wellstone Communities Inc., which is a business similar to ours. Wellstone Communities Inc. will be offering $50,000,000 of its convertible preferred stock during the same time as our offering of bonds and common stock. The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing Wellstone Communities Inc. securities.

Shareowners will receive dividends only to the extent that the board of directors decides to pay them. We have paid dividends since 1999 and presently intend to continue them, subject to sufficient profitability and retained earnings. Our board of directors will evaluate the timing and amount of any dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividends decision.


There is no public market for the bonds. There is no trading market for the bonds and it is unlikely that one will develop. The bonds will not be listed on any exchange and will not be qualified for quotation on Nasdaq. It may be impossible for you to recoup your investment in the 9.00% five-year bonds prior to their maturity. You could recoup your investment in the graduated rate bonds only by redemption in accordance with their terms.

Investing in common stock involves more risk than investing in bonds. Unlike bonds, common stock does not pay interest and does not have any required return of the amount invested. In the event of bankruptcy or liquidation, owners of common stock would not receive anything until all creditors, including bond owners, had first been paid in full.


If we lose the services of our two principal officers, our business may suffer. Both our chief executive officer, Cecil A. Brooks, and our chief operating officer, John T. Ottinger, have over 17 years managing faith-based, nonprofit property financing. Our business is specialized and it is difficult to find, train and keep qualified people. Only in the last two years has growth allowed us to begin hiring additional management. Neither we nor Cornerstone Capital Advisors, Inc. have employment agreements or any key person life insurance


                      Note about forward-looking statements

Some of the statements made in this prospectus, including those relating to expectations for the sale of securities in this offering and the performance of our lending operations, are forward looking and are accompanied by cautionary statements identifying important factors that could cause actual results to differ.

                                 Use of proceeds

The gross proceeds from this offering will be $51,625,000, assuming all of the certificates and shares are sold. After payment of the maximum possible $2,581,250 in commissions and the estimated $120,000 in offering expenses, the net proceeds would be $48,923,750. All of the net proceeds, whether from sale of bonds or from shares of common stock, will be used to finance churches and related nonprofit faith-based schools, senior housing, affordable housing, student housing and daycare facilities. All decisions about investments in specific loans will be made by a majority vote of the board of directors, which must include a majority of the independent directors. The following table shows this information, in dollars and percentages of the amount received, assuming different amounts of the offering are sold:


                                                                                     Percentage of offering sold*
                                                              ---------------------------------------------------------------------
                                                                10% of offering          50% of offering         100% of offering
                                                              -------------------     --------------------     --------------------
                                                                Amount         %        Amount          %        Amount          %
                                                              ----------      ---     -----------      ---     -----------      ---
Amount received from sales ...............................    $5,162,500      100%    $25,812,500      100%    $51,625,000      100%

Maximum commissions payable ..............................       258,125        5%      1,290,625        5%      2,581,250        5%

Estimated other offering expenses ........................       120,000      2.3%        120,000      0.5%        120,000      0.2%

Net amount, used to make loans ...........................     4,784,375     92.7%     24,401,875     94.5%     48,923,750     94.8%

*     The number of shares and amount of notes sold is assumed to be:
      25,000 shares and $5,000,000 of notes at 10% of the offering, 125,000 shares and $25,000,000 of notes at 50% of the offering, 250,000 shares and $50,000,000 of notes at 100% of the offering.

                     Management's discussion and analysis of
                  financial condition and results of operations

Overview of operations. We have always focused on serving only faith-based organizations, mostly churches and their related schools. We also offer specialized programs for church and other nonprofit sponsors of senior housing and affordable/moderate income housing programs. Nearly all of our earnings in the past came from financing church facilities. During the last quarter of 2000, we began to realize revenues from investment in senior and affordable/moderate income housing projects. We generate revenue from:

o     interest on loans
o     origination and renewal fees on loans
o     gains on the sale of property securing loans
o     interest on securities
o     consulting fees

We currently charge a 5% to 10% fee on new loans, based upon expected term, and renewal fees of as much as 5% of the outstanding balance of the renewing loan. Our interest rate on all new loans is currently from 5% to 10%. Some loans are participating loans, enabling us to receive income from the gains on the sale of property for which we have provided financing. The participation percentage varies between 25% and 33% of the gains on the sale of real estate.


Comparison of Periods Ending June 30, 2002 and June 30, 2003

General. Assets increased from $49,699,947 at June 30, 2002 to $91,461,581 at June 30, 2003 for a net increase of $41,761,634 or 84.0%. This increase was as a result of the sale of investment certificates and the subsequent origination of new loans. Total revenue increased for the six months ending June 30 by $1,685,951 or 70.4% from $2,396,319 in 2002 to $4,082,270 in 2003. The net loss for the six months ending June 30, 2003 was $265,180 compared to a net loss of $60,491 for the same period ending June 30, 2002.

Total investment in loans outstanding on June 30, 2003 was $77,191,845 compared to $37,506,146 as of June 30, 2002 for an increase of $39,685,699 or 105.8%.
This increase was a result of higher sales of investment certificates and the subsequent origination or renewal of loans. All other assets, composed primarily of cash, bond investments, fixed assets and unamortized debt issue costs were $14,269,736 as of June 30, 2003. Principal and interest payable on Investor Certificates and Mortgage Participation ("MP") Agreements increased $42,559,860 or 93.4% from $45,570,202 as of June 30, 2002 to $88,130,062 as of June 30,
2003.

Loan interest and fees earned. Interest income and fees earned increased by $1,799,646 or 85.4% from $2,108,391 for the six months ended June 30, 2002 to 3,908,037 for the same period ending June 30, 2003. The increase was due to the following:

Increase in average outstanding loan principal                $1,724,730
($70,242,776 in 2003 and $33,438,042 in 2002)
Decrease in weighted average interest rate                       (89,724)
(9.45% in 2003 and 10.01% in 2002)
Increase in loan fees recognized                                 164,640
                                                              ----------
                                                              $1,799,646

The increase in average outstanding loan principal is due to the addition of 14 new loans with outstanding principal of $29,641,731 and the refinancing of existing loans of $7,163,003.

Real estate and other income. The Company currently owns two office condominiums, one that was acquired during the first six months of 2003 and is utilized as corporate offices and the other is leased to a third party. No other real estate is owned but the Company does engage in participating loans where future gains and losses could be realized. Most of the Company's investment income is from the purchase of bonds used as permanent financing for projects the Company funded during their development and initial operations. The Company owned $2,540,000 of bonds at June 30, 2003, down from $5,110,500 at June 30, 2002. This decrease was driven by the sale on September 30, 2002, of an undivided interest totaling $2,512,500 in 8% and 10% certificate bonds. Accordingly, investment interest decreased by $114,946 or (41.8%) from $274,693 for the first six months of 2002 to $159,747 for the first six months of 2003. Other income (mainly from the office condo lease) for the first six months of 2003 and 2002 was $14,486 and $13,235, respectively.

Investor interest expense. Investor interest expense increased $1,569,011 or 87.9% from $1,785,354 to $3,354,375 for the six months ending June 30, 2002 and 2003, respectively. The increase is due to the following:

Increase in average outstanding loan principal, including         $1,570,042
Interest payable subject to compounding
($76,542,002 in 2003 and $40,440,452 in 2002)
Decrease in weighted average interest cost                           (28,051)
(8.77% in 2003 and 8.90% in 2002)
Increase in average outstanding Mortgage Participation                27,020
Agreement principal
($544,878 in 2003 and $0 in 2002)                                 $1,569,011

Marketing expenses. Total expenses for the marketing of investor certificates during the first six months of 2003 were $287,225 versus $228,734 in 2002. The increase is due to an increase in debt issue cost amortization of $60,031 and a $1,540 decrease in other marketing costs. Debt issue cost amortization expense increased due to investor certificates and mortgage participations sold since June 30, 2002.

Selling commissions paid to brokers for selling investor certificates and costs incurred to register investor certificates are paid in cash and charged as an expense over the term of the related certificates. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $1,694,439 and $699,628 as of June 30, 2003 and 2002,
respectively. Debt issue cost amortization expense was $203,324 and $143,293 for the six months ending June 30, 2003 and 2002, respectively.

Operating and personnel expenses. Personnel expenses (salaries, payroll taxes, and benefits) were $471,215 for the six months ending June 30, 2003, which was $124,446 or 35.9% over the $346,769 in expense for the same period ending June 30, 2002. This increase is due to additional employees hired to handle the Company's growth. As a percentage of total revenues, personnel expenses were 11.5% and 14.5% for the six months ending June 30, 2003 and 2002, respectively. Starting in July 2003, the Company has contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative services. The Company will reimburse CCA for its expenses (estimated at $750,000 over the next 12 months), which are expected to be similar to the expenses incurred by the Company had it continued its administrative support under previous arrangements. There is no fee schedule but the Company may elect to pay fees for good performance, which if paid, would be no more than 10% of the reimbursed expenses for the previous 12 months.

Operating expenses increased $185,742 or 68.6% from $270,644 to $456,386 for the six months ending June 30, 2002 and 2003, respectively. The majority of the increase is due to an increase in occupancy costs and recruiting fees related to the increase in the number of employees. Legal and consulting expenses also increased as a result of the Company's growth in operations. Overall, operating expenses decreased from 11.3% of total revenues for the six months ending June 30, 2002 to 11.2% of total revenues for the six months ending June 30, 2003.

Income tax (provision) benefit. The income tax benefit for the six months ending June 30, 2003 was $221,751, compared to a benefit of $174,701 for the same period ending June 30, 2002. The effective tax benefit rate for 2003 was 45.5% compared to 74.3% for the same period in 2002. This change resulted from an increase in the Company's pre-tax loss and a decrease in tax-exempt bond interest income. A reconciliation of the Company's effective tax benefit rate to the federal statutory rate is included in the attached "Notes to Consolidated Financial Statements" (Note 9).

Dividends. Dividends declared on June 30, 2003 and 2002 were $169,085 and $172,232, respectively and were paid during the subsequent quarters ending September 30, 2003 and 2002. Our board of directors does not intend to declare dividends in the future that would create a deficit in our retained earnings.

Liquidity and Capital Resources

Cash flows from operations. Net cash used by the Company's operations for the six months ending June 30, 2003 was $783,321, which compares to $549,944 net cash used from operations for the same period ending June 30, 2002 for a net cash use increase of $233,377. This difference was driven primarily by an increase in the company's net loss and from changes in unamortized debt issue costs, loans in process, accounts and other payables and deferred taxes, partially offset by increases in Investor Certificate and MP Agreement interest payable and depreciation and amortization expense.

Cash flows from investing activities. The Company used $12,845,695 in cash from investing activities which is an increase of $5,756,158 from $7,089,537 for the same period ending June 30, 2002. This increase was driven by an increase in Real Estate loans made during the first six months of 2003, net of principal payments received. The company increased its loan portfolio by $12,437,147 for the six months ending June 30, 2003. This compares to a net increase in loans of $6,827,100 for the same six months ending June 30, 2002, an 82.2% increase. The Company currently has commitments and applications sufficient to invest its excess cash on hand.

Additionally, during 2003, the Company purchased an office condominium for $532,040 to house its corporate offices and to provide additional office space for future growth.

Cash from financing activities. During the first six months of 2003, the Company raised $19,146,392 from the sale of new Investor Certificates and MP Agreements, net of redemptions on existing certificates. This represented an increase of $10,123,470 from net certificate sales of $9,022,922 for the same period ending June 30, 2002. The ratio of Investor Certificates and MP Agreements redeemed for cash to Investor Certificates and MP Agreements sold for the six months ending June 30, 2003 was 12.9% and 14.7% for 2002.


Comparison  of years ending  December  31, 2001 and  December 31, 2002

General. Assets increased from $41,041,001 at the end of 2001 to $71,776,839 at the end of 2002 as a result of the sale of our certificates. Total revenues for 2001 were $4,362,214 and were $6,909,340 for 2002. Net income for these periods, before dividends but after taxes, was $247,120 for 2001 and $612,608 for 2002.

Our investments in loans outstanding were $30,576,660 on December 31, 2001 and $64,667,610 on December 31, 2002. Our other assets at the end of 2002 included $2,571,250 in investments in bonds and $1,500,499 in cash. The amount of our investor certificates and accrued interest increased from $37,643,733 at December 31, 2001 to $67,977,382 a year later.

Loan interest and fees Earned. We received $6,018,879 in loan interest and fees earned during 2002, compared to $3,868,429 in 2001, for an increase of $2,150,450, or 56%. This increase resulted from 16 new loans originated in 2002, for a total of $30,383,224, and a $3,707,726 increase in funding of existing loans. The increase is the result of additional loans being made during the course of the year out of increased funds arising from the sale of certificates, and from refinancing of existing loans by third parties. The weighted average interest rate on the loan balances at December 31, 2002 was 9.46% compared to 9.30% at December 31, 2001. This increase resulted from a higher proportion of our loan portfolio being in senior housing loans, which earn a higher origination fee.

Real estate and other income. We own two office condominiums that are leased to others. We have disposed of all but one of the investment properties we had acquired before the year 2000. None of our participating loans had sold property during the course of the two years. Most of our other income is interest from our purchase of bonds used as permanent financing for projects we had funded during their development and initial operations. We owned $2,571,250 of bonds at December 31, 2002 and $5,172,500 at December 31, 2001.

Investor interest expense. Interest expense increased $1,428,473, or 52%, from $2,726,524 in 2001 to $4,154,997 in 2002. The increase in interest expense resulted from the sale of $30,333,649 of investor certificates throughout 2002. The weighted average interest rate for all the investor certificates at December 31, 2002 was 8.60% compared to 8.74% at December 31, 2001. The decrease was attributable to the favorable certificate mix of 5%, 7% and 9% rates.


Marketing expenses. Total expenses for marketing our certificates in 2002 were $494,042 versus $229,154 in 2001. The increase is due to an increase in debt issue cost amortization of $165,151, an increase in legal and consulting expenses of $53,465, and an increase in other marketing costs of $46,272. These increases were due to an 80.6% increase in investor certificates outstanding at the end of 2002 versus 2001. Although our expenses increased 216% in 2002, our costs as a percent of new certificates sold decreased from 2.3% in 2001 to 1.5% in 2002.

Selling commissions paid to brokers for selling investor certificates and costs incurred to register investor certificates are paid in cash and charged as an expense over the term of the related certificates, generally five years. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $1,004,705 and $576,470 as of December 31, 2002 and 2001, respectively. Debt issue cost amortization expense was $295,096 and $129,945 for 2002 and 2001, respectively. We have not paid significant amounts for marketing our lending capabilities because of the continuing requests for financing with which we have been approached.

Operating and personnel expenses. Personnel expenses (salaries, payroll taxes, and benefits) were $674,384 in 2002, which was $203,915 or 43.3% over the $470,469 in expenses for 2001. This increase was due to the hiring of five additional employees which were needed to handle the Company's growth. Also, the Company increased its contribution to the profit sharing plan by $22,459 due to increased profits and additional employees in 2002 versus 2001.

Starting in 2003, the Company has contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative services. The Company will reimburse CCA for its expenses (estimated at $750,000 over the next 12 months), which are expected to be similar to the expenses incurred had the Company elected to continue its administrative support under current arrangements.

Operating expenses increased $217,647 or 34.5% from $631,458 to $849,105 for the years' ending December 31, 2001 and 2002, respectively. The increase is due to higher occupancy expenses related to the increased number of employees and an increase in record-keeping and trustee services for our securities. Also, in 2002, we took steps toward creating a registered securities broker-dealer subsidiary to market our securities. We terminated the effort when we concluded that, under rules of the National Association of Securities Dealers, it would not be feasible for a subsidiary to market our own securities. We incurred start-up expenses of $129,885 related to this effort, which are included in operating expenses for 2002.

Income tax (provision) benefit. Income tax expense for the period ending December 31, 2002 was $124,204 compared to an expense of $57,489 for the period ending December 31, 2001. This change resulted from an increase in the Company's pre-tax income in 2002, partially offset by a $256,786 increase ($401,234 in 2002 and $144,448 in 2001) in tax-exempt bond interest income. The effective tax rate for 2002 was 16.9%, compared to 18.9% for 2001 and 37.5% for 2000. A reconciliation of the Company's effective tax rate to the federal statutory rate is as follows:

                                                     2000      2001      2002
                                                     -----     -----     -----
Statutory federal rate                               35.0%     35.0%     35.0%
Effect of graduated federal rates                    (1.4%)    (3.9%)    (1.0%)
State taxes, net of federal benefit                   3.7%      3.7%      3.7%
Effect on tax-exempt bond interest                     --      (16.1%)   (20.6%)
Other, net                                             .2%       .2%      (.2%)
Effective tax rate                                   37.5%     18.9%     16.9%


Dividends

We paid $363,371 in dividends on our common stock during 2002, compared to $360,735 in 2001.

Comparison of years ending December 31, 2000 and December 31, 2001

Income


General. Assets increased from $30,674,246 at the end of 2000 to $41,041,001 at the end of 2001 as a result of the sale of our stock and certificates. Total revenues for 2000 were $489,023, which did not include revenues from Presbyterian Investors Fund, Inc. before the December 29, 2000 merger. Revenues for the merged entity were $4,362,214 for 2001. Net income (loss) for these periods, before dividends but after taxes, was ($61,212) for 2000 and $247,120 for 2001. Total loans outstanding were $26,896,502 on December 31, 2000 and $30,576,660 on December 31, 2001. Major components of our other assets at the end of 2001 included $5,172,500 in investments in church bonds, $576,470 in unamortized debt issue costs and $454,584 of loans in process. We also had a cash balance of $2,907,457.

Loan interest and fees earned. The increase in interest income on loans during the year 2001 reflected our December 29, 2000 merger with Presbyterian Investors Fund, increasing from $469,023 in 2000 to $3,868,429 in 2001. Pro forma loan interest income for the full year 2000 for the combined companies would have been $2,244,862. The additional increase in loan interest income and fees was from the increased funds arising out of the sale of certificates and from refinancing of existing loans. The weighted average interest rate on the loan balances at December 31 was 9.37% in 2001 compared to 9.77% in 2000.

Real estate and other income. Other than two office condos we owned and used for office space, we had disposed of all but two properties to which we held title before the year 2000. We sold one, in Douglasville, Georgia, in 2001 and the gain is shown as revenue for that year. We expect to sell the other, in Soddy Daisy, TN, during 2004. None of our participating loans had sold property during the course of the year. In 2001, we received $64,635 in consulting revenue for assisting non-profit entities in securing financing from sources other than us.

Expenses


Investor interest expense. Interest expense increased from $314,871 in 2000 to $2,726,524 in 2001. This results from paying interest in 2001 on the much larger amount of certificates that resulted from the merger with Presbyterian Investors Fund, Inc. and from our continuing sales of investor certificates. Presbyterian Investors Fund, Inc. had $21,720,888 in certificates when we merged on December 29, 2000. We began sales of our Series B certificates of indebtedness in May 2000 and continued through 2001. The net increase in outstanding certificate principal during 2001 was $9,121,904. The weighted average interest cost for all of the outstanding certificates at December 31, 2001 was 8.77%, compared to 8.90% in 2000. This decrease was from a favorable mix of certificate rates.

Marketing expenses. Total marketing expenses in 2001 were $229,154. The increase, from $92,239 in 2000, results from an increase in our staff for direct sales of our certificates to investors. Selling commissions to brokers are paid in cash but are charged as an expense over the term of the certificates sold by the brokers and are reflected on the balance sheet as Unamortized Debt Issue Costs We have not paid significant amounts for marketing our lending capabilities because of the continuing backlog of projects with which we have been approached.

Operating and personnel expenses. Operating expenses totaled $50,817 in 2000 and $881,864 in 2001. This increase reflects our December 2000 merger with Presbyterian Investors Fund. Since Presbyterian Investors Fund had no employees before the merger, our 2000 statement of income shows no personnel expenses. The $180,302 of operating expenses in 2000 is the administrative services fee we paid Presbyterian Investors Fund, Inc., equal to 1.5% of our assets before the December 29, 2000 merger. The 2001 amount is all of the administrative expenses of the now combined operation, including Presbyterian Investors Fund, Inc.'s much larger asset base and expenses. Other 2001 expense increases resulting from the merger were: accounting, audit and tax services, from $12,373 to $86,422; legal expense, from $10,925 to $52,655; travel expense from $684 to $32,454; trust service fees from $9,363 to $62,123 and telephone expense from $52 to $33,826. Our depreciation and amortization expense for 2001 increased to $124,013 from 2000's $31,045, due to the amortization of debt issue costs associated with securities issuance and increases in depreciation due to fixed asset additions,


Selling commissions are paid in cash but capitalized over three, five, and seven years depending on whether a three-year certificate, five-year certificate or common stock is sold. Commissions increased from $36,716 in 2000 to $68,060 in 2001 as certificates and common stock have been sold in the current offering, which commenced in May 2000. Commission expense, and the accompanying capitalized assets will increase as securities continue to be sold. Amortized legal expenses increased as a result of the new offering in the year 2000. Legal expenses associated with both the 1998 offering and the 2000 offering are capitalized and amortized. We also capitalized and are amortizing the costs associated with the transfer of registrar, paying agent, and trustee services.

Income tax (provision) benefit. The income tax expense for the year ending December 31, 2001 was $57,489 compared to a benefit of $36,767 for the period ending December 31, 2000. This change resulted from net changes in the components of deferred tax assets and liabilities, all from temporary tax differences associated with unearned loan fees and permanent tax differences from tax exempt bond interest received. The effective tax rate for 2001 was 18.9% compared to 37.5% for the same period in 2000.

Dividends

We paid $360,735 in dividends on our common stock during 2001, compared to $224,019 in 2000. Payment in both years was at an annual rate of 12%, based on the initial stock offering price. The increase is from additional shares sold during 2001.

Liquidity and Capital Resources


Cash flows from operations. Net cash used by operations was $200,593 in 2002 and net cash provided by operations was $406,111 in 2001. Cash used by operations in 2002 was generated through a net $270,523 reduction in accrued investor interest payables driven by the timing of certificate maturities and renewal rates.
Additionally, the increased sale of investor certificates, described above, generated an increase in commissions on the sale of these securities. The $561,990 increase in commissions is classified as an asset (unamortized debt issue costs) and is amortized over the life of the certificates sold, generally five years. Offsetting these uses of cash, was our net income and a net increase in accounts payable reflecting the higher operating expenses.

Cash flows from investing activities. We used $31,472,675 in investing activities in 2002, up from $8,841,521 for the year-earlier period. The increase resulted primarily from approximately $15 million more real estate loans made in 2002, approximately $15 million more loan principal payments received in 2001, offset by the purchase of bonds in 2001 and the sale of bonds in 2002. We currently have commitments and applications sufficient to invest the cash on hand. At December 31, 2002, we had requests for loans of approximately $1.3 million for churches, $1.2 million for senior housing and $3.5 million for low to moderate income housing.


Cash from financings. During 2002, $30,604,172 was raised from the sale of new certificates, after subtracting the amount of outstanding securities redeemed. The net new capital raised from certificate sales in 2001 was $9,121,904. Our experience since 1985 has been that approximately 85% to 95% of the maturing amounts are immediately reinvested in new certificates, so that we do not actually pay back that principal in cash. This past experience may not be repeated for future maturing certificates and we may be required to raise cash, from borrowings or selling assets, to pay back more of the maturing certificates. We have $6,599,644 of certificates coming due or redeemable upon demand in the second half of 2003 that could be reinvested in new certificates or paid, at the option of the investor. Our rate of reinvestment was between 85% and 95% from 1986 through 2002, which included periods of higher interest rates than those now prevailing. During the first six months of 2003, the reinvestment rate dropped to 57%, because we had sold all the certificates we had registered to offer. We expect the historical reinvestment rate to continue after we commence the present offering, even if there are increases in the current low interest rates on government, bank and corporate debt. Among the measures we take to mitigate any demands for cash are:


o     Maintain a minimum cash balance, currently $2,000,000.
o     Have readily marketable loans that can be sold for par or a premium.
o Ask investors about their intentions at least 30 days before their bonds mature.
o     Have a bank willing to extend credit lines if needed.
o     Spread maturity dates throughout the year.
o Limit each investor to not more than $500,000 maturing in any three-month period.


We believe that additional sales of new investments from the current and any future offerings, as well as cash on hand, expected refinancings and sales of existing loans, will be sufficient to meet our capital needs for at least through 2004. We act as guarantor on loans secured by first mortgages on retirement homes, equal to a potential total of $34,776,000 on December 31, 2002. We have the right to cure any default on the first mortgage loan and to purchase the loan.


The amount and timing of our future capital requirements will depend, in addition to repaying maturing certificates, on factors such as the origination and funding of new investments, any opportunities for acquisitions of related businesses and the overall success of our marketing efforts for certificates, notes and any other securities.

Effects of Inflation

Inflation, which has been limited during the course of our operating history, has had little effect on operations and we do not believe it will have a significant effect on our cost of capital or on the rates that we charge on our loans. Inflation resulting in increased prices for real estate could potentially decrease the ability of some potential clients to purchase, finance, or lease a property.

                                    Business

Our primary objective is to provide income for our certificate holders and shareowners, by financing the acquisition and development of facilities for use by churches, their related ministries and other faith-based organizations. We define "faith-based" organizations as ones which have been formed and are operated in furtherance of their sponsors' religious commitments. For our purposes, an organization must demonstrate these religious commitments in its operating philosophies and methodologies.


Presbyterian Investors Fund, Inc. was incorporated as a Georgia nonprofit corporation in December 1985 and Cornerstone Ministries Investors, Inc. was formed as a Georgia for profit corporation on March 18, 1996. Presbyterian Investors Fund, Inc. was merged into Cornerstone Ministries Investments, Inc. on December 29, 2000 and our corporate name was changed to PIF/Cornerstone Ministries Investments, Inc. The name was changed back to Cornerstone Ministries Investments, Inc. on February 26, 2003.


We offer development, construction, bridge and interim loans, usually due within one to three years. The typical maximum investment amount in a church loan is $1,000,000. Our largest loan was approximately $12,000,000, for a community housing project. The annual interest rate on all loans we made during 2000, 2001 and 2002 was 10%. It is our policy to acquire assets primarily for income. We do not have any limits on the percentage of our assets that may be in any one investment or in any geographic area of the United States. We have not established any maximum ratio of our total debt to our total shareowners' equity. These policies would be made by our board of directors and could be changed, without the vote of share or certificate owners. A description of our loan programs follows.

Types of loans we make


We make three basic types of loans; Development and Acquisition Loans, Construction Loans and Semi-permanent Loans to four distinct groups of borrowers. These borrowers can be characterized as churches, senior housing facilities, community housing projects and daycare/faith-based schools. Inherent credit risk is reflected by the effective interest rate charged to each borrower. In each of the above borrower groups, we charge 10% as an annual interest rate. However, we do recognize the risk in each borrower by the amount of origination fees charged, renewal fees charged and the loan term. Additionally, for larger loans, we may elect to partner with other lenders. Accordingly, though each loan may carry identical interest rates, the overall risk adjusted return can be managed by fees charged and loan terms and is based on underwriting credit requirements and review. Typically, church loans will have a 5% origination fee charged, have a one year term and may have a 5% renewal fee charged, whenever we make another creditworthiness analysis. We make a creditworthiness analysis shortly before loan maturity but we may perform them more frequently if a borrower does not make prompt regular payments.

Non-church loans are charged a 10% origination fee, may have terms beyond one year and may not have a renewal fee charged. The chart below outlines the relative loans outstanding as of June 30, 2003.

                                 Principal                  %
           Borrower             Outstanding            Outstanding             Initial                    Origination      Renewal
             Type               June 30,2003          June 30,2003              Term*          Rate          Fee*           Fee*
--------------------------      ---------------------------------------------------------------------------------------------------
Churches                        $15,028,121               19.2%                 1 year         10%            5%             5%
                                -----------               ----
Senior Housing                  $41,299,376               52.8%                 1 year         10%            10%           None
                                -----------               ----
Community Housing               $21,932,715               28.0%                 1 year         10%            10%           None
                                -----------               ----
Daycare/Schools                      $0                    0.0%                 1 year         10%            10%           None
                                -----------               ----
                                $78,260,212              100.0%
                                ===========              =====


*     Subject to underlying credit statistics


Development and Acquisition Loans: We will provide financing to young growing churches and other ministries that we judge to possess excellent growth or income potential and which show a strong ability to repay a loan through their own growth or income (as in the case of senior housing, for instance.) These borrowers may lack the history, size, equity or income required by conventional lenders or bond underwriters. Development and acquisition loans may be used to acquire property that is either developed or to be developed (in conjunction with a construction loan provided by us or another lender). Like all of our loans, these loans carry an origination fee of 5% of the amount borrowed for churches, and 10% of the amount borrowed for other projects including senior housing and moderate income housing projects. For churches, there may be a renewal fee of up to 5% of the outstanding balance for loans that need to be renewed after each year. Each loan is made for one year, however these loans may be renewed, as a new loan, with or without fees, for a maximum of three years under normal circumstances. Development and acquisition loans are often made with an initial interest only period or a deferred or capitalized interest period. Normally these loans are refinanced by banks or others before there is a reduction in principal. During 2002, 15 loans, totaling $7,885,237, were refinanced by commercial bank financing, church bonds, tax-exempt mortgage revenue bond issues or other third party financing. In most of our acquisition and development loans, we participate in any gains in the sale or refinancing of all or a portion of the property for which we provided the initial financing. Our fees and interest rates are similar to the costs of specialized construction loans or underwritten bond issues, and substantially less than subprime lenders. Banks and insurance companies, who make loans on similar properties that are larger and more fully developed, typically charge lower interest rates. These conventional lenders typically charge origination 0.5% to 2.5% origination fees. We are paid more because of our experience, advice and willingness to finance organizations in their development stage. Our costs of administering these development loans requires us to charge higher loan fees and interest rates.


Construction Loans: Construction loans are typically made to finance the construction of new facilities, or to renovate existing facilities. They normally have a maturity of six months to one year. Borrowers typically pay interest only on the outstanding balance drawn for construction. We focus primarily on loans of less than $1,000,000 for churches and daycare facilities; larger loans are required to develop senior housing, affordable housing projects and student housing. Our largest loan to date has been $13 million, which was for a residential housing program. For larger loans, we may partner with another lender. We have made loans with a commercial bank and with a credit union These have included loans where we have been equal partners, where our portion was subordinated to that of our partner and where we have guaranteed payment to our partner. We currently have three loans in which we have partnered with a commercial bank. The total of these loans was $33,724,766 at June 30, 2003, of which $18,086,778 has been provided the bank. While there are no current loans where the Company has partnered with a credit union, it has done so in the past. Other prospective partners have approached us but we have not yet had a need to meet with any additional lenders as prospective partners. We require the customary documentation for construction loans, including lien subordinations and waivers, builders risk insurance, budgets and assignment of relevant contracts to us. We make weekly disbursements on finished invoices and require interim lien waivers on all disbursements.


Semi-permanent Loans: These are often called mini-perms or bridge loans. They are for as long as three years and may be linked to a construction loan. They are often used by churches and other borrowers who expect to receive pledges, grants, leases or other anticipated income but who are in need of immediate funds. We make these loans on an annual renewal basis with an annual renewal fee equal of up to 5% of the outstanding balance. The loans are usually repaid by other forms of financing, such as church bonds or conventional loans. We will assist the borrower to find long term financing through some of the lenders with which we have established relationships, or we will sell the loan to one of these lenders.

Our loan policies

Borrowers: We are in the business of providing facilities primarily for use by faith-based nonprofit organizations, such as churches and other ministries. We also lend to nonprofit entities that extend their ministries through facilities for assisted living, day care, camps, group homes, etc. Primary borrowers will be the organizations that will own and occupy the facility. A special class of borrowers will include some for profit entities that are developing facilities to be occupied or leased by a nonprofit as the primary occupant. For profit borrowers must submit signed development and lease agreements with the nonprofit entity or organization that will be the primary occupant, as well as refinancing plans that will transfer ownership to the nonprofit within the term of the loan. We screen these for profit developers for experience in developing for nonprofit owners or occupants.

Loan Terms and Conditions: We make loans for acquiring and developing property, construction of new facilities, renovation of existing facilities, financing of anticipated income from pledges, bridge financing, refinancing existing loans, working capital, and other purposes as our board of directors may find acceptable. Each loan is secured by a first or second mortgage lien, a pledge of revenue and, where we determine necessary, limited personal guarantees made by members or principals of the borrowers.

We may provide a fixed or variable rate loan. Our loans may include a participation feature where there is the possibility of additional gain upon the refinancing of a property or the sale of excess property acquired by a borrower and resold during the term of our loan. The terms and conditions offered to borrowers, including interest rates, fees, maturities and guarantees, will be based upon current market conditions and factors like our operating expenses and the loan's origination expenses. We charge each borrower an application fee to offset the cost of loan origination and approval, legal fees and out-of-pocket expenses. We charge a commitment and closing fee and may also charge a loan renewal fee. These fees may be paid in cash by the borrower or added to the loan principal, at our discretion.

We generally require the normal protections afforded commercial lenders, including title insurance, real estate surveys, appropriate resolutions of the borrower, appraisals of the property, and the issuance of fire and extended insurance coverages. We use mortgage loan documents in the form currently in use in the state where the mortgaged property is located. We may accept a second mortgage loan position on certain short-term financings. We may also permit these loans to be converted to tax-exempt bonds.

Loan underwriting requirements

Mortgage loan applications submitted to our underwriting staff will normally include (i) a completed application on our form, or substantially similar information on a form acceptable to us, (ii) corporate organizational documents,
(iii) financial statements including pro forma financial statements, (iv) certified real estate appraisal, (v) a real estate survey certified to us, (vi) preliminary title report, (vii) market and feasibility reports, if applicable,
(viii) copies of relevant insurance coverages, (ix) copies of all material contracts and leases and (x) environmental report or affidavit.

Our loan standards used in evaluating the loan requests are based upon both objective and subjective criteria and may vary depending upon the nature of the borrower. For church loans we examine:

o     Membership trends and growth potential
o     Historical financial performance and patterns
o     Value of real estate involved and other collateral

For non-church loans we will review

o     Proposed business plan and management
o     Markets and demographics
o     Current and projected earnings and cash flow
o     Current and future value of real estate and other collateral

For many of our senior housing, childcare and community development loans, we also look to the pro forma financial condition upon a stabilization of operations and require third party appraisers with specialized knowledge of these types of projects and property. We apply loan to value and coverage ratios consistent with other commercial lenders. Additionally we will require survey, title reports and insurance, property and liability insurance and full environmental reports. If necessary, we will also require market studies and other demographic information.

Completed applications and supporting material are submitted to the loan committee of our Board of Directors, which has authority to approve loans of $500,000 or less. Loans or investments over this amount must be submitted to the full board for approval. The loan committee consists of at least three directors, not including any directors who are also our officers. The loan committee determines the creditworthiness of the borrower and oversees the rates, terms and conditions of the loan. Upon approval of a loan application, our loan staff will work with its officers and legal counsel to supervise the loan closing, including the preparation of loan documents and forwarding of funds. It is our policy to require borrowers to pay all expenses of the loan including our legal expenses. These expenses are usually deducted from the loan proceeds.

Loan investments we have made

This chart shows the number and amount of loans we have made in each of the last five years:


                                        Number of             Amount of
       Year                             loans made           loans made
       ----                             ----------           ----------
       1997                                 16               $ 7,532,000
       1998                                 10               $ 7,446,100
       1999                                 17               $12,953,200
       2000                                 10               $11,041,500
       2001                                 11               $14,029,191
       2002                                 16               $30,383,224
       2003 (through June 30)                7               $ 9,620,118

Each of our loans has a date when the full principal amount becomes due, or when we may call the loan for repayment. We monitor each loan closely. A loan becomes delinquent when a payment default remains uncured after 15 days. Any delinquency is addressed immediately and involves sending a legal notice requiring strict performance under the loan documents and outlines all the remedies available to us should the default not be cured within the period required by the loan documents. In addition to these legal steps, we work closely with each borrower. We may make personal visits and prepare to take all legal remedies available to us through the loan documents and the laws of the appropriate state. We would place a loan on non-accrual status if a loan is 180 days past due under the terms of the loan agreement and we have determined that an allowance for impairment loss should be recognized on the loan. We have had one loan delinquency of more than 6 months. Our experience has been that loans are often refinanced before their due date. While we have never had to charge off a loan as uncollectible, we would do so upon the borrower filing bankruptcy or when other collection methods had been exhausted. These are the number and amount of our loan investments, at June 30, 2003, which become due or callable in 2003 and in later years:

                              Number of loans                 Principal
       Year                   due or callable              due or callable
       ----                   ---------------              ---------------
       2003                         22                       $40,517,634
       2004                         18                        36,303,240
       2005                          0                                 0
       2006                          1                            18,285
       2007                          0                                 0
       2008/thereafter               5                         1,421,053
                 Total              46                       $78,260,212

New Property Development: In 2000, we began providing development financing and assisting in the development of new facilities, in conjunction with church, ministry or nonprofit organizations, where there are not existing facilities or buildings that would meet their needs. Church and daycare facilities would be from 2,000 to 10,000 square feet, with budgets from $300,000 to $1,000,000. The churches and daycare facilities select from standardized plans available to us and use a developer we accept. The church will typically have been in existence for at least a year and have a minimum income of $75,000 per year. We perform on site interviews with the potential lessees and purchaser to determine the stability and quality of its leadership and congregation, as well as to perform due diligence on the proposed property for development and the demographics of the area.

In addition to churches, church ministry facilities, daycare facilities and Christian schools, a portion of our assets is being invested to acquire or develop senior adult housing, in particular independent living and assisted living facilities owned or sponsored by nonprofit organizations. These are based upon our standardized plans and prototype facilities. Assisted living facilities range in size from 80 to 200 units and cost from $4 million to $21 million. In addition, there are costs associated with the acquisition of property, zoning, permitting, engineering, marketing and operating that may require us to make additional investments. Independent living communities will vary in size but have budgets similar to that of the assisted living facilities. Most often these are developed on land held by a church or other nonprofit. The completed facilities will be owned by or leased to the nonprofit entity and refinanced after three years or upon stabilization of occupancy, when financing can be available from conventional sources, such as commercial banks or investment banks.

We have also begun to work with nonprofit faith-based organizations to assist in their efforts to provide affordable and moderate income housing. In these projects we are currently providing loans for the acquisition and development of properties on which single family homes will be offered for sale or lease/purchase. We intend to add various types of multifamily facilities. There are many federal, state, and local sources of additional and replacement financing to assist either the nonprofit sponsor or the home-buyer to develop, build, and market or purchase these facilities. Our loans bring projects to the point at which conventional or governmental financing becomes available. Nonprofit sponsors must employ knowledgeable developers and contractors on the projects in which we make loans. Loans may range in size from $100,000 to $15,000,000.

These nonprofit organizations may have little or no assets with which they can provide additional guarantees, collateral or equity for the project. We will seek to obtain additional guarantees from the principals of the church or organization, or from an affiliated organization that can provide the additional security or collateral. For the return of our investment, we will rely primarily on the value of the property to be acquired and developed, the feasibility of the project and the expertise and knowledge of the developer and manager. There will normally be no guarantees from the developer or manager. We will not invest in a project developed by a for profit developer, unless a suitable nonprofit lessee/purchaser has been qualified by the board of directors and signed a letter of inducement or intent.

Our market


There are approximately 320,000 Protestant churches in the United States, as of June 30, 2003, according to American Church Lists, Inc. (www.americanchurchlists.com) and significant numbers of new congregations begin annually. Our experience is that these new churches will need between $350,000 to $1,500,000 to acquire or build their first facility. We have found that the most strategic time for them to set a course for their short term and intermediate term growth is the first one to three years of existence. Their health and growth is substantially increased when they move into a facility designed and dedicated for their use.


The longer life expectancy and age of the baby boomers will require increased services and housing for the elderly. Our investment focus is on preserving or enhancing the independence of residents, while providing options for services as needed. These independent living facilities supply a minimum of personal care while providing such amenities as security, transportation, housekeeping and meals, items which are covered in the monthly rent paid to the facility. In 1996 only 9% of the new developments of senior housing were independent living apartments. According to certain studies, the changes in the older population will increase the demand for housing and services that allow seniors to live independently and the provision of those services and housing will be a major part of the aging process in the future.

Prior to the 1980's, federal programs were the primary vehicles for providing affordable rental and homeownership opportunities. Over the past fifteen years, nonprofit organizations, both community and faith-based, have become the nation's primary source of rental and homeownership opportunities for people with low to moderate incomes. They have stepped into the void left by the shrinking federal commitment to these areas and have addressed some of the problems that prevent many from obtaining adequate housing. The ability of these nonprofits to provide housing is limited, due to the diminishing availability of acquisition and development funds needed to qualify for the various state and local financing programs.

We reach our market through a variety of strategies, including radio and direct mail marketing. While we have made loans secured by properties in 30 different states, 89% of the amount of our recent loans have been in Texas (31%), Georgia (33%) and Florida (25%). We develop our investment opportunities primarily through a network of independent representatives in key market areas in the Southeast, from Texas and Oklahoma eastward and including Arkansas, Missouri, Tennessee, Alabama, Mississippi, Georgia, North and South Carolina and Florida. These representatives are not our employees, but are paid a commission to identify applicants for our programs. They may also pursue development of the projects and present them to us for review. These representatives may be involved in the project as a real estate agent, architect or contractor. We are actively seeking additional representatives in areas of high growth in population and real estate values.

Our competition

This is a description of the types of lenders in the broader market for financing churches, retirement facilities and moderate-income housing:

      o Conventional lenders. These are the commercial banks, insurance companies and other institutions that make mortgage loans on large commercial and housing projects. Their criteria generally exclude loans below $1,000,000 and loans for the early stage development and operation of nonprofit facilities.

      o Construction lenders. Banks and savings associations often supply initial funding while facilities are being built. However, they generally require a "take-out" loan commitment, that is, a promise from a conventional lender that a new loan will be made when the construction is complete and that loan will pay back the construction lender. We make loans that pay for the construction or rehabilitation phases and continue until the facility is operating at a level that will attract financing from one of the other types of lenders described in this section.

      o Bond underwriters. There are securities broker-dealers who originate and sell church bonds. Their investors often include members of the church being financed, as well as customers of the broker-dealer. The number of church bond underwriters has decreased in recent years and their minimum offering amounts have increased. Also, young churches are often unwilling to incur the long-term, fixed-rate commitment of bonds. Broker-dealer firms may also market tax-exempt bonds, where the conduit issuer is a government instrumentality qualified for paying interest that is exempt from income taxes. This method is not available to religious organizations. For other residential or supportive communities, the high cost and long time it takes to originate tax-exempt bonds often makes them unsuitable.

      o Nonprofit funds. Church denominations have created funds that finance activities for their own denomination only. They often have limited funds and purposes for which they will lend. We may loan to any church or denomination and, as we have increased resources, we expect to provide the larger loans required by growing denominations.

      o Government programs. The federal government has several programs to finance moderate-income housing. The government makes very few direct loans and usually acts as a guarantor on loans originated by banks and other conventional lenders. Government programs can be cumbersome to obtain and very restrictive in their requirements, especially for faith-based borrowers. These programs can provide long-term financing to repay our loans.

      o Real Estate Investment Trusts. These are investment vehicles that can avoid paying corporate income tax by distributing nearly all income to their shareowners. Some REITs specialize in retirement homes or in multi-family residential projects, but usually as owners, not lenders. We know of no REITs for churches and other faith-based organizations.

      o Subprime commercial lenders. These lend to borrowers with an impaired credit history and charge substantially higher fees and interest. We do not lend to borrowers with these characteristics.

We plan to maintain our competitive position by selecting properties and nonprofit sponsors that require development and management to reach their potential. We will contribute our experience with similar projects and our knowledge of the people who have successfully developed and managed them.

Wellstone Communities Inc.


In December 2002 and January 2003, we invested a total of $1,000,000 in Wellstone Communities Inc., a Georgia corporation we had formed November 20, 2002. We own all 100,000 shares of its common stock and it was our wholly-owned subsidiary at December 31, 2002. Wellstone Communities Inc. purchased two of our church loans in January

2003, at prices equal to their $591,003 loan balances and made a $400,000 loan in December 2002. Before we sold these loans, information about them was reviewed by our independent directors, who have no affiliation with Wellstone Communities Inc. or with Cornerstone Capital Advisors, and who have no interest in the transactions. The independent directors who reviewed making and purchasing these loans were Taylor McGown, Henry Darden and Irving Wicker. These independent directors determined that the purchases were on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In making their determination, the independent directors were offered access, at our expense, to our lawyer or to independent legal counsel, but none of them sought legal advice.

We have two major purposes in creating and investing in Wellstone Communities Inc. The first is to provide preferred stock investors with income from loans secured by residential and supportive communities. The residential communities are expected to include senior housing, moderate-income multifamily housing, moderate-income single family housing and student housing. Supportive communities would be daycare centers, private schools, charter schools and church buildings that can also house a school, daycare or other supportive community. We founded Wellstone Communities Inc. to offer convertible preferred stock to investors and use the proceeds to invest in loans that not only pay interest but may also provide Wellstone Communities Inc. a participation in any gains upon sale or refinancing the property. Our goal is for Wellstone
Communities  Inc  to  reach   step-by-step  to  the  point  that  its  preferred
shareowners receive an 8% return as a minimum and up to 15% in the best of years.

As Cornerstone Ministries Investments, Inc., we receive over 95% of our funds from the sale of bonds, which require interest payments, mostly at a 9% annual rate, and call for repayment of the principal within five years. Making loans for possible capital gains would not be an appropriate match for our bond financings, in the opinion of our board of directors. Wellstone Communities Inc.'s shares of convertible preferred stock could be a source of permanent capital, paying a dividend return as decided by its board of directors.

Our other purpose for starting Wellstone Communities Inc. is to acquire or start a federal chartered bank, to make loans secured by mortgages on residential or supportive communities. A bank could use funds it acquired from deposits and borrowings, as well as Wellstone Communities Inc.'s capital investment in the bank. Cornerstone Ministries Investments, Inc. could not own a bank itself, because the level of debt in our capital structure would be a barrier. Bank regulators restrict the amount of debt that bank holding companies may incur. We expect the bank to be regulated by the federal Office of Thrift Supervision as a savings association, also referred to as a savings bank, savings and loan or "S&L",

Wellstone Communities Inc. expects to begin, by September 2003, a public offering of $50,000,000 in shares of its participating convertible preferred stock, at $10 per share. The purpose of its offering is to have equity capital for increasing and diversifying its loan portfolio and for owning a bank. Its shares will not be listed on any stock exchange or on the Nasdaq stock market. After completion of the offering, Wellstone Securities, a registered securities broker-dealer, will provide an order-matching service persons wishing to sell or buy shares.

Our principal officers, John T. Ottinger and Cecil A. Brooks, are also the principal officers of Wellstone Communities Inc. They are also the principal officers of Cornerstone Capital Advisors, which provides administrative services to both businesses. We have the same independent accountant and use many of the same legal counsel and other advisors. These are conflicts of interest that may arise between us and Wellstone Communities Inc. and how they will be resolved:

      o Management could decide whether to offer a lending opportunity to us or to Wellstone Communities Inc. In making its decision, management will have to consider such factors as:

            o Whether we or Wellstone Communities Inc. have available cash to lend and how long we have held uninvested cash;

            o How the loan would affect each or our loan location and type of use diversification; and
            o How well the amount, duration and other terms match each of our objectives and policies.


      Our directors and Wellstone Communities Inc.'s directors will each be notified when a loan is recommended to either entity and the reasons for recommending it to one and not the other.

      o We may sell loans to Wellstone Communities Inc., buy loans from it or participate in loans together. These transactions could help us manage our cash management and loan diversification objectives. However, it would be possible for a transaction to favor Wellstone Communities Inc., at our expense. Our management is required to describe all foreseeable conflicts of interest and any transaction must be approved by a majority of our independent directors.

      o Cornerstone Capital Advisors, Inc., or any other service provider used by us and by Wellstone Communities Inc., could prefer one client over another, in the quality or timeliness of its services. We have limited Cornerstone Capital Advisors, Inc.'s responsibility to processing, accounting and reporting functions, not any decision-making. All of our service providers can be discharged by our board of directors and all of them are under a duty to be open, honest and fair to each client.

      o Wellstone Communities Inc.'s convertible preferred stock offering is expected to be made during the same time as our offering of bonds and common stock., The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing Wellstone Communities Inc. securities. Wellstone Communities Inc.'s convertible preferred stock was designed to be complementary to our securities, that is, to provide a risk/return analysis between bonds and common stock and not to conflict with our offerings.


Wellstone Financial Group, LLC


During 2001, we formed Wellstone Financial Group, LLC, a Georgia limited liability company. At formation, we issued 76,923 shares of our Series A Convertible Preferred Stock (valued at $500,000) to Wellstone Financial Group, LLC, in exchange for a 100% interest in its equity and profits. Wellstone Financial Group is included in our consolidated financial statement and these shares have been eliminated in consolidation. Wellstone Financial Group assists non-profit entities secure financing from banks, bond underwriters and other sources for retirement, childcare, churches and church-related facilities. Wellstone Financial Group receives consulting fees for completed financings.


Employees

Cecil A. Brooks and John T. Ottinger are our principal executive officers. We have no employees or office space, equipment or other facilities and do not plan on hiring any employees or acquiring or renting office space for at least the next 12 months. Cornerstone Capital Advisors, Inc. that provides all our administrative services, has seven employees, all full-time.

Facilities


In February 2003, we purchased, for $532,040 cash, and moved our growing staff into a 4,400 square foot office building in Cumming, Georgia. We own two nearby office condominiums, on which there is a mortgage loan with a $184,660 balance as of June 30, 2003. They are leased to another company, for $2,400 a month. In our management's opinion, the properties are adequately insured.


Environmental laws

Under various federal, state and local laws, an owner or a mortgage lender may be liable for the costs of removal or remediation of hazardous or toxic substances from a property, even if they did not cause or even know about the contamination. The costs and liability are not limited and could be more than the value of the property. The presence of these substances may make it difficult to sell the property. Environmental laws also govern the presence of asbestos in buildings and may require removal or precautionary action. They may also impose fines and allow recovery for injury from exposure to asbestos.

We have not incurred any material costs or effects so far from compliance with environmental laws. We require an environmental report or affidavit before we make a mortgage loan or purchase a property. This is a changing area of law and we could have material extra costs or liability from being mortgage lenders or owners of real property.

Government regulations

We do not make any loans to consumers, so we are not subject to the many federal, state and local laws about lending. We are not required to be licensed in the states in which we operate. Our borrowers will be subject to some of the laws intended to protect the public from building hazards and to make buildings accessible. We cannot monitor compliance with all these laws. Enforcement action against the building or our borrowers could interrupt our receipt of payments and decrease the value of the property. We do not believe that any material changes are currently required to any of the properties securing our loans. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

Legal proceedings

We are not a party to any pending legal proceeding. We are not aware that any of the properties covered by our mortgage loans is subject to any pending legal proceeding or that any governmental authority is contemplating any legal proceeding involving us or any of those properties.

                                   Management

Our board of directors is elected by our  shareowners.  The board is responsible
for  setting  policies  and  for  hiring  and  retaining  management.   This  is
information about our directors and officers.

Name, residence address                Age              Responsibility
-----------------------                ---              --------------
Cecil A Brooks                         71         Director, Chairman of the
10206 Big Canoe                                   Board, President, CEO
Jasper, GA 30143

John T. Ottinger                       48         Director, Vice President, COO,
923 Spring Glen Place                             Secretary and Treasurer
Suwanee, GA 30024

Taylor McGown                          65         Director, Vice Chairman,
10741 Big Canoe                                   Member of the Loan committee
Jasper, GA  30143

Henry Darden                           70         Director, Member of the
614 Beverly Dr.                                   Audit Committee
Brandon, FL  33510

Irving B. Wicker                       77         Director, Member of the
132 Eswick Drive                                  Audit Committee
Prattville, AL 36067

Directors are elected for three-year terms. Mr. Darden will serve until the annual meeting in 2003, Messrs. McGown and Wicker until the 2004 meeting and Messrs. Ottinger and Brooks until the meeting in 2005.


      Cecil A. Brooks has served in these capacities since Cornerstone Ministries Investments, Inc. was founded. He graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development (the predecessor to Presbyterian Investors Fund, Inc.) in 1985 and served as President from its inception to its merger with us. Mr. Brooks has served on the boards of a number of nonprofit organizations concerned with foreign missions and housing for the elderly. Mr. Brooks has over 16 years experience in all areas of the church mortgage lending and development business. Mr. Brooks has also worked closely with church bond underwriters and broker-dealers in the church lending market. He has been a director since 1985.

      John T. Ottinger, Jr. has served as Vice President and Secretary/Treasurer since Cornerstone Ministries Investments, Inc. was founded. Mr. Ottinger is also our Chief Financial Officer and became our Chief Operating Officer.

in 2000. He graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. Mr. Ottinger has served as pastor of an established church as well as organizing pastor in North Carolina. He joined the Presbyterian Investors Fund, Inc. staff in 1985. Mr. Ottinger has 16 years of extensive experience in church lending. He has been a director since 1996.


      Taylor McGown has served as a director since 1985. He graduated from the University of Memphis in 1976 and received a Master of Divinity degree from Reformed Theological Seminary in 1979. Since 2000, Mr. McGown has been president of Church Growth Foundation, Inc., a nonprofit organization. Mr. McGown served a number of pastorates in a variety of capacities as well as serving as Director of Palmer Children's Home. He is currently a self employed registered representative and investment advisor. He was a registered representative and investment consultant with IFG in Atlanta, Georgia from 1996 until 2002.

      Henry Darden has served as a director since 1992. He received a Bachelor of Science degree in forestry management from the University of Georgia in 1955 and an AA in real estate from the City College of Chicago in 1970. He is a Distinguished Graduate of the Industrial College of the Armed Forces. Mr. Darden retired in 1982 as a Lieutenant Colonel with the United States Air Force. Since then, he has been a self-employed financial and tax consultant.

      Irving B. Wicker has served as a director since 1990. He graduated from the University of Maryland in 1959 and received a Masters Degree from George Washington University in 1963. He retired in 1969 as a Lieutenant Colonel in the United States Air Force. Mr. Wicker was self-employed as a real estate broker and financial planner from 1969 until he retired in 2000.

Independent directors


Decisions involving Cornerstone Capital Advisors, Inc. or Wellstone Communities Inc. require the approval of a majority of the independent directors, as well as a majority of the full board. We define an independent director as one who is not an officer or director of Cornerstone Capital Advisors, Inc. or Wellstone Communities Inc., nor a ten- percent or more owner of either of them. We consider Messrs. McGown, Darden and Wicker to be independent directors. We will maintain at least two independent directors on our board.


Committees

Audit Committee. Two independent directors, Messrs. Darden and Wicker, are the audit committee. The audit committee will make recommendations concerning the engagement of independent public accountants, review their independence, the services they provide and the results of the audit engagement. The audit committee will also consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. We plan to appoint, by December 2003, a director and audit committee member who is a "financial expert," as defined by regulations adopted under the Sarbanes-Oxley Act of 2002.

Loan and Investment Committee. The board has established a loan and investment committee consisting of Messrs. Brooks, Ottinger, Darden and McGown and having a quorum of three members. The committee will review and may approve loans and investments of up to $500,000 on behalf of the board, in accordance with the loan and investment policies as adopted and amended by the board form time to time. Any individual loans or investments in excess of the committee's authority will be subject to approval by the entire board.

Meetings and compensation of directors

The directors meet at least annually and more often as needed. The audit committee meets at least once annually. The loan and investment committee meets as required. Directors receive $100 for each conference call board and committee meeting they attend and $500 for each face-to-face meeting attended. We reimburse them for travel expenses to attend meetings.

Executive compensation

This summary compensation table shows all compensation paid to our two executive officers during 2001 and 2002:


                                                                         Annual compensation
                                                                         -------------------
Name and principal position                                             Year           Salary
---------------------------                                             ----           ------
Cecil A. Brooks, Chairman of the Board, President and CEO               2001          $125,000
                                                                        2002           150,000
John T. Ottinger, Vice president, Secretary, Treasurer and COO          2001            75,000
                                                                        2002           100,000

Mr. Brooks and Mr. Ottinger will each dedicate 25 hours of their work week to our business and 25 hours per week to the business of Wellstone Communities Inc. Compensation paid to Messrs. Brooks and Ottinger will be allocated by Cornerstone Capital Advisors, Inc. as an expense to Wellstone Communities Inc. and to us on a percent of combined assets basis. Our executive officers were compensated by Presbyterian Investors Fund, Inc. through 2000 and their services were included in the administrative services agreement we had with Presbyterian Investors Fund, Inc. Their services for 2003 will be included in the administrative services agreement with Cornerstone Capital Advisors, Inc. Neither we nor Cornerstone Capital Advisors, Inc. have employment agreements with them or any other employees.


Employee profit sharing plan


We established a Profit Sharing Plan for our employees in 2001. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. The Plan does not have an employee contribution component. All contributions are to be made at the discretion of the board of directors. For the year ended December 31, 2002, a contribution of $65,000 was made. No contributions have been made in 2003.


Indemnification of directors and officers and limitation of their liability


Officers or directors are not liable to Cornerstone Ministries Investments, Inc. or its shareowners, under Georgia law, if they acted in a manner they believed in good faith to be in or not opposed to Cornerstone Ministries Investments, Inc. 's best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding, if they furnish written affirmation of good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. We carry insurance against the liability of our officers and directors.


Administrative services agreement with Cornerstone Capital Advisors


Effective May 1, 2003, we have an agreement with Cornerstone Capital Advisors, Inc. to provide our administrative and "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. We will reimburse Cornerstone Capital Advisors, Inc. for all its expenses for performing its duties under the administrative services agreement, including employment and office expenses. We will not pay Cornerstone Capital Advisors, Inc. a set, periodic fee but we may pay incentive compensation for good performance. The base for good performance is expected to be that all of our bond interest and other obligations will be current and our common stock shareowners will have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base, and the amount of incentive compensation will relate to our director's judgment on the extent to which Cornerstone Capital Advisors, Inc.'s services will have contributed to the results. We have agreed to indemnify Cornerstone Capital Advisors, Inc. against any liability or costs from claimed acts or omissions of Cornerstone Capital Advisors, Inc. in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.

The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel, but none sought legal advice. The agreement was entered into on terms that are no less favorable to us than those that could have been obtained from unaffiliated third parties. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with Cornerstone Capital Advisors, Inc.. Wellstone Communities Inc., of which we own all of the common stock, has a similar administrative services agreement with Cornerstone Capital Advisors, Inc.. Our two officers are also officers of Cornerstone Capital Advisors, Inc. and of Wellstone Communities Inc.

Cornerstone Capital Advisors, Inc. is a recently formed corporation. It is owned by Cornerstone Group Holdings, Inc., which is owned by Foundation for Christian Community Development, Inc., a nonprofit corporation. All of its directors, officers and employees came directly to Cornerstone Capital Advisors, Inc. from similar positions they held with us. They are continuing to provide the same services as before, but now it is under an administrative services agreement that we have with Cornerstone Capital Advisors, Inc.. The purpose of forming Cornerstone Capital Advisors, Inc. is to allow its management group to contract for their services with multiple businesses and to allocate its costs among them. It also places responsibility for each business under its own board of directors, separate from the Cornerstone Capital Advisors, Inc. management group. The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with Cornerstone Capital Advisors, Inc. Our two officers are also officers of Cornerstone Capital Advisors, Inc.


                    Certain Transactions with our Affiliates


We caused Wellstone Communities Inc. to be incorporated on November 20, 2002, for the purpose of its initially being a wholly-owned subsidiary and then for it to raise capital from the sale of preferred stock and to invest that capital in ways not feasible for us, that is, in loans that could participate in the borrower's gain on resale or refinance and in owning a bank. On December 4, 2002, we purchased 38,000 shares of Wellstone Communities Inc.'s common stock in exchange for $380,000. We paid for the shares by funding a loan Wellstone Communities Inc. had made that day. By this transaction, we became owner of 100% of Wellstone Communities Inc.'s common stock. Under federal and state securities laws, we would be defined as Wellstone Communities Inc.'s "promoter." On December 31, 2002 we purchased 2,000 shares of Wellstone Communities Inc.'s common stock, for $20,000 cash. On January 23, 2002 we purchased 60,000 shares of Wellstone Communities Inc.'s common stock, for $600,000 cash. The $10 per share price for common stock was agreed to by our directors and the directors of Wellstone Communities Inc. and is the price at which Wellstone Communities Inc. plans to offer its preferred stock in a public offering.

On January 23, 2003, we sold two loans to Wellstone Communities Inc. for a total of $591,003, which was the principal balance on those loans at the purchase date. We had made the loans in January and March 2002.

On December 15, 2002, we entered into an administrative services agreement with Cornerstone Capital Advisors, Inc. for it to provide our administrative services. We will pay Cornerstone Capital Advisors, Inc. expense reimbursement, estimated at $750,000 in the next 12 months, and may pay incentive compensation for good performance, which will be no more than 10% of the expenses reimbursed. Our two officers, Cecil A. Brooks and John T. Ottinger, are also officers of Cornerstone Capital Advisors, Inc.


Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. We do not make loans to our officers or directors.

                              Principal shareowners

The following table shows the beneficial ownership of our common stock on May 31, 2003, for shares owned by:

(i)   each of our directors and executive officers,

(ii) each shareowner we know to own beneficially 5% or more of the outstanding shares of our common stock and

(iii) all directors and officers as a group.

We believe that the beneficial owners of the common stock listed below, based on information they furnished, have sole investment and voting power over their shares, subject to community property laws where applicable.

Name and address of                         Number of Shares               Percentage of Total Common
Beneficial Owner                           Beneficially Owned               Stock Beneficially Owned
                                                                       Before Offering      After Offering
Cecil A. Brooks                                   1,953                       *                    *
10206 Big Canoe
Jasper, GA 30143

John T. Ottinger                                  6,719                      1.3                   *
923 Spring Glen Place
Suwanee, GA 30024

Taylor McGown                                     1,800                       *                    *
10741 Big Canoe
Jasper, GA 30143

Irving B. Wicker                                  1,538                       *                    *
132 Eswick Drive
Prattville, AL 36067

Henry Darden                                        685                       *                    *
614 Beverly Dr
Brandon, FL 33510

Church Growth Foundation, Inc.                   69,228                     13.0%                8.9%
10741 Big Canoe
Jasper, GA 30143

All directors and executive officers             12,695                      2.4%                1.6%
as a group (5 Persons)

*     Amounts to less than one percent.

                            Description of securities

Our articles of incorporation and the Georgia Business Corporation Code authorize us to issue up to 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. We may also issue securities for borrowings. We had 531,136 shares of common stock outstanding at February 28, 2003 held by 121 shareowners of record, and 500 shares of preferred stock outstanding held by one shareowner. We have no options or warrants issued or reserved for issuance. At February 28, 2003, there were $71,752,013 of certificates of indebtedness outstanding, held by approximately 2,250 record owners. This is a description of these securities:

Common stock

The owners of common stock elect all the members of our board of directors. Each share owned is entitled to one vote on all matters to be voted on by shareowners. A majority of the shares issued is a quorum. In the event of liquidation, dissolution or winding up of the corporation, the shareowners are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities. Shareowners, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The transfer agent and registrar for our common stock is TransferOnline, Inc.

Preferred  stock

We have authorized 235,000 shares of Series A Convertible Preferred Stock. In December 2001, we issued 76,923 shares for the capitalization of Wellstone Financial Group, LLC. The shares were issued at a $500,000 value, equal to the same $6.50 per share price of our common stock. Preferred shareowners have one vote per share, the same as common shareowners. Each preferred share is convertible, after 3 years, into shares of common stock based on an adjustable formula. We may issue additional shares of preferred stock in connection with any other business acquisitions we may make. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of common stock could be placed below any preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some common stock owners might believe to be in their best interests.

Dividends on stock

The common and preferred shareowners are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Dividends were paid on the common stock of $360,735 in 2001 and $344,066 in 2002. Dividends totaling $169,085 were declared on June 30, 2003 and were paid in July 2003. No dividends have ever been paid on the preferred stock.

Certificates of indebtedness previously issued and still outstanding

These  are   descriptions  of  the   certificates   previously  sold  and  still
outstanding:


Presbyterian Investors Fund, Inc. had offered its mortgage loan fund certificates since 1985, at interest rates of from 6.75% for one-year terms to 9.00% for five-year terms. There are currently less than $1 million of these certificates still outstanding, all at the 9.00% rate. The mortgage loan fund certificates are unsecured general obligations.

Presbyterian Investors Fund, Inc. began offering church development fund certificates in 1997. These certificates were at $2,500 minimum investments and 9% annual interest. They have all been redeemed, as of August 2002.


We issued  $3,056,276 of Series A certificates of  indebtedness  during a public
offering  from  October  1998  through   October  1999.  All  of  the  Series  A
certificates have matured and been repaid by April 15, 2003.

From May 2000 through January 2002, we sold $16, 765,704 of Series B certificates of Indebtedness. From January 2002 through December 2002, we sold $ 30,604,172 of Series C and Series D certificates. There is no trust deposit or other collateral to secure payment of Series B, C or D certificates.

From May 2002 until January 2003, we offered "Access Certificates." These certificates had no stated maturity. They could be purchased in any amount of at least $100 and owners can add to their certificate at any time, in amounts of $100 or more. The amount they have invested will remain in their certificate account until they redeem it. They may redeem any amount of the balance by giving at least seven days written notice. Our board of directors sets the rate on the first business day of each January, April, July and September. The directors may also change the rate between those dates if they believe that market conditions warrant a change. Certificate holders choose to have interest paid semiannually or when they redeem an amount.

From May 2002 to May 2003, we sold a total of $45,000,000 of certificates with the same terms as the ones being offered by this prospectus.

Certificates of indebtedness offered by this prospectus

9.00%, five-year certificates. We will set specific maturity dates of these certificates at least every three months, so that the principal amount of your certificates will be available for return or reinvestment on or near their fifth anniversary. Certificates may be purchased in any amount, with a minimum purchase of $500. Interest will be paid every six months. Investors may elect to have interest retained and compounded semiannually. Owners of $10,000 or more of certificates may elect to receive monthly interest payments.

Graduated certificates. These are for five year terms. Certificates will be issued in any dollar amount, with a minimum investment of $500. The amount and maturity date is set upon purchase and there can be no additions to the amount during their term. The owners may redeem any amount of the principal or interest on any anniversary date of their purchase, by giving at least ten days' written notice. Unless we receive notification of the intent to redeem within 10 business days of maturity, certificates will automatically be renewed, on the terms under which they were originally purchased, at the then prevailing interest rate for similar certificates. These certificates currently pay a graduated increased interest rate based on each year the certificate remains invested. Currently the rates are 7% for the first year, 7.5% for the second year, 8% for the third year, 8.5% for the fourth year, and 9% for the fifth year, giving an overall average, if left invested for 5 years, of 8%. Certificate holders choose, at the time of purchase, to have interest on their certificate paid semi-annually or upon maturity. Monthly interest payments are available on investments of $10,000 or more. Unpaid interest is compounded every six months from the issue date.

General terms

All certificates will begin to bear interest at the stated rate one business day after we receive funds from an investor. However, we will not issue a certificate or a receipt for an investment until the check or other payment has cleared our bank. All certificate interest and maturities will be calculated on a 365-day year. Any payment due on a weekend or on a nationally recognized bank holiday will be paid the next business day. We will set interest rates for future certificates as market conditions warrant. Certificates issued in the future may bear higher or lower interest rates than the currently offered certificates, and may have different terms and conditions than these certificates. Certificates will normally be registered in book entry form and the investor will receive only a written confirmation of their investment, and not an actual certificate.

The price, interest rate and other terms of the certificates were set to be competitive with other interest-bearing securities. There is no escrow of the offering proceeds, so all amounts paid for the certificates will be immediately available to use in our business.

Unsecured obligations. No assets have been set aside as collateral for the payment of the certificates. They are general obligations, with no preference over any other debt that we may have. We are not required to deposit into any sinking fund for the purpose of paying the certificates on maturity. The certificates or trust indenture do not restrict us from issuing additional debt or making any additional debt senior in payment priority to the certificates. We are not required to maintain any particular ratios of debt to assets or stockholders' equity.

Default. Trinity Trust Company, Reno, Nevada is the trustee for the certificates. A default would occur if we were more than 60 days late in making an interest or principal payment or if we went into bankruptcy or failed to comply with the trust indenture created for these certificates. If a default happened, the trustee could pursue any available remedy to collect on behalf of the certificate owners. Persons owning at least 25% in amount of the certificates could declare all the certificates due and payable. Persons owning a majority in amount of the certificates could direct the trustee in taking any action it considered lawful and fair. An individual certificate owner is restricted in the ability to start independent proceedings, without the consent of the trustee or joining with others holding a majority in amount of the certificates.

Redemption. Certificate owners may not redeem them for cash before their maturity date. Our current policy is to redeem certificates which have been held at least a year, upon a request showing exceptional need or hardship. There would be an early payment fee equal to six months' interest. We have the right to redeem some or all of the certificates upon notice, sent at least 30 and not more than 60 days before the redemption date. Investors would then exchange their certificates for the principal amount and any unpaid interest. No interest would be earned after the redemption date. If less than all the certificates were redeemed, the paying agent for the certificates would select the ones to redeem, on a basis it considered fair. There is no right to convert the certificates into any of our other securities. We expect to be offering new series of certificates. Investors may ask that all or part of the amounts due them be reinvested in new certificates, after they had received a current prospectus for the new certificates.

                          Future resales of securities

The certificates and shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws. Sales to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions in those states or jurisdictions.

The shares have been approved for listing on the Chicago Stock Exchange, under the symbol "IHN". We expect to have shares begin trading when we have at least 500 public beneficial shareowners, which we believe will occur by the time this offering is completed. The certificates have not been listed on any registered national securities exchange or on The Nasdaq Stock Market and we have no present plans to request any listing. After completion of this offering, Wellstone Securities, a registered securities broker-dealer, will provide an order-matching service for persons wishing to sell or buy certificates. The service will also be available for shares, if they are not yet being traded on the Exchange. Information will be available about any offers to buy or sell certificates or shares and about any recent transactions. Wellstone Securities will confirm accepted offers and handle the transfer of payment and ownership. It will charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell certificates or shares would have to find a buyer and make arrangements for the price, payment and transfer.

Limits on resale of common stock as "restricted" shares

Of the 531,136 shares of our common stock outstanding, 81,923 are "restricted securities" and may not be sold in a public distribution except in compliance with the federal Securities Act of 1933 or an applicable exemption under the Securities Act, including its Rule 144. Rule 144(k) provides that a person who is not one of our officers, directors or principal shareowners, and who has owned shares for at least a year could offer and sell those shares through any trading market, if reporting and other requirements were met.

None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock. We have no compensation plans under which our equity securities are authorized for issuance.

                              Plan of distribution

You may purchase shares or certificates directly from Cornerstone Ministries Investments, Inc. This is a different plan of distribution than most public offerings of securities, where securities broker-dealers purchase the entire offering for simultaneous resale to their brokerage customers.

Sales of securities to the public may generally be made only through broker-dealers and their agents who are members of the National Association of Securities Dealers, Inc. Rule 3a4-1 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 allows an issuer, certain of its employees and "associated persons" to participate in the sale of the issuer's securities, if they meet the conditions of that Rule. Our direct offering will be made by:

      1. Mailing announcements of the offering to persons who have previously invested in our securities. They will contain the information prescribed by Rule 134 under the federal Securities Act of 1933 and will offer to furnish copies of this prospectus upon request.

      2. Mailing copies of this prospectus and a share purchase agreement to persons who request them from us.

      3. Receiving and processing share purchase agreements and payment checks.


Share purchase agreements received, and all communications about the offering, will be directed to John T. Ottinger, our chief operating officer. Cornerstone Capital Advisors, Inc. employees will handle the mailings, the processing of documents and the ministerial and clerical work involved in effecting purchases. No one will receive any commissions or other compensation based on purchases made directly from us. The activities of our employees in these direct purchases are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.


We are also offering these shares through registered securities broker-dealers, as our agents. They include Wellstone Securities LLC, Huntleigh Securities Corporation, Commonwealth Church Finance, Inc. and G.A. Repple & Company. There is no firm commitment underwriting for the shares, that is, no securities broker-dealer will purchase all of the shares, for resale to its customers.
However,  the  broker-dealers  will be within the definition of "underwriter" in
Section 2(a)(11) of the federal Securities Act of 1933. These broker-dealers will be paid up to five percent in commissions for sales they make. Wellstone Securities LLC is expected to make the major amount of all sales through our agent broker-dealers. Wellstone Securities LLC was organized and began operations in December 2002. Its principal business function is to provide retail investment brokerage services. It had 34 registered representatives at May 31, 2003. Its president and chief financial officer and its chief operating officer have 27 years and 21 years of experience in the securities business. The principals' experience includes selling, as agent and as a broker, corporate and municipal securities, and administering the financial and compliance responsibilities of a broker-dealer. Wellstone Securities LLC does not have common ownership with us and we do not share any of the same officers or directors or have any other material relationships with Wellstone Securities LLC, except for sales agency agreements and servicing agent agreements for this offering. We have agreed to indemnify the broker-dealers and their controlling persons against any liability under Section 11 of the federal Securities Act of 1933, or state securities laws, in case any part of the registration statement, of which this prospectus is a part, contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in the registration statement not misleading. We have also agreed to contribute to any payments that the broker-dealers are required to make if this indemnity is not available.


We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these shares and certificates to residents of Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Vermont, Virginia and West Virginia. We expect to offer shares in Alabama and Tennessee.

The price of the common stock, and the interest rate and terms of the certificates, are the same as in all of our previous offerings. We initially set a common stock price and bond interest rate that our board of directors considered fair to investors, considering the rate of return expected on our loan portfolio and the pricing of other corporate debt and common stock. Our bond interest rate is intended to have a difference, or "spread" below the return on our loan portfolio, sufficient for us to pay our operating expenses and have a profit for the payment of dividends on our common stock. During 2002, we earned an average weighted 9.46% on our loans and paid an average weighted interest cost of 8.60% on our bonds. That spread, together with our income from loan fees, was sufficient to pay our expenses, interest on our bonds and a dividend rate consistent with past years. We pay dividends at a higher rate of return than our bond interest rate, to reflect the risk to shareowners that we will not have sufficient income to pay dividends or that they might lose the amount paid for their shares. Our policy has been to maintain this share price and interest rate, so that our investors may look forward to reinvestment at the same returns, if we continue to have similar operating results. Our expenses of the offering, other than sales commissions and including registration fees, legal and accounting fees, costs of printing and electronic filing, postage and marketing expenses, are estimated to be $120,000. We plan to continue the offering until all the certificates and shares have been sold, but not later than April 30, 2004. We reserve the right to close the offering before then and to reject any purchase in full or in part. Our officers and directors may purchase in the offering.

                                  Legal Matters

The validity of the securities being offered by this prospectus has been passed upon for us by the Law Offices of Drew Field, Carmel, California.

                                     Experts

Our financial statements as of and for the periods ended December 31, 2000, December 31, 2001 and December 31, 2002 have been included in this prospectus in reliance on the report of Robert N. Clemons, CPA, PA, certified public accountant, given upon his authority as an expert in accounting and auditing.

                              Available Information

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the registration statement.

We file reports under the Securities Exchange Act of 1934, including Form 10-KSB annual reports, Form 10-QSB quarterly reports and Form 8-K reports as required. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available on the Commission's Internet site at http://www.sec.gov. Our Internet address is www.cmiatlanta.com.

We intend to furnish our shareowners with annual reports containing audited financial statements after the end of each fiscal year.

                          Index to financial statements


            December 31, 2000, 2001 and 2002:
                   Independent Auditors' Report                         F-1
                   Balance Sheets                                       F-2
                   Statements of Income and Retained Earnings           F-3
                   Statements of Changes in Stockholders' equity        F-4
                   Statements of Cash Flows                             F-5
                   Notes to Financial Statements                        F-6
            June 30, 2002 and 2003:
                   Review Letter                                        F-16
                   Balance Sheets                                       F-17
                   Statements of Income and Retained Earnings           F-18
                   Statements of Changes in Stockholders' equity        F-19
                   Statements of Cash Flows                             F-20
                   Notes to Financial Statements                        F-21

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Cornerstone Ministries Investments, Inc.

                          Independent Auditor's Report

We have audited the accompanying consolidated balance sheets of Cornerstone Ministries Investments, Inc. (formerly PIF/Cornerstone Ministries Investments, Inc.) & Subsidiaries as of December 31, 2000, 2001 & 2002 and the related consolidated statements of income (loss) & retained earnings (deficit), changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Ministries Investments, Inc. & Subsidiaries as of December 31, 2000, 2001 & 2002 and the results of their operations, changes in their stockholder's equity and their cash flows for the year then ended in conformity with generally accepted accounting principles.

S/ Robert N. Clemons, CPA, PA
DeLand, Florida
April 7, 2003

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000, 2001 & 2002

                                                                             12/31/00              12/31/01              12/31/02
                                                                           ------------          ------------          ------------
ASSETS
Cash in banks                                                              $  2,181,280          $  2,907,457          $  1,500,499
Loans in process                                                                 67,085               454,584               609,020
Real estate loans, net                                                       26,896,502            30,576,660            64,667,610
Bond holdings                                                                   273,500             5,172,500             2,571,250
Fixed assets, net                                                                 6,689               266,655               320,337
Deferred tax asset                                                              144,110               243,478               274,233
Goodwill                                                                        500,000               450,997               450,997
Unamortized debt issue costs                                                    303,043               576,470             1,004,705
Real estate held for sale                                                       295,499               331,513               340,000
Other assets                                                                      6,538                60,687                38,188
                                                                           ------------          ------------          ------------
TOTAL ASSETS                                                               $ 30,674,246          $ 41,041,001          $ 71,776,839
                                                                           ============          ============          ============

LIABILITIES & SHAREHOLDER'S EQUITY

Investor certificates & accrued interest                                   $ 27,696,741          $ 37,643,733          $ 67,977,382
Bond fund certificates                                                          474,145                     0                     0
Accounts and other payables                                                     196,412               132,178               282,120
Common dividends payable                                                        151,974               171,834               168,640
Building mortgage                                                                     0               197,194               189,226
                                                                           ------------          ------------          ------------
TOTAL LIABILITIES                                                            28,519,272            38,144,939            68,617,368
                                                                           ------------          ------------          ------------

SHAREHOLDER'S EQUITY

Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued & outstanding                                                         0                     0                     0
Common Stock, $0.01 Par Value, 10 million
  shares authorized; shares issued & outstanding:
  12/00 - 397,227; 12/01 - 528,721; 12/02 - 530,944                               3,972                 5,287                 5,309
Paid in capital                                                               2,426,103             3,279,491             3,293,641
Retained earnings (deficit)                                                    (275,101)             (388,716)             (139,479)
                                                                           ------------          ------------          ------------
TOTAL SHAREHOLDER'S EQUITY                                                    2,154,974             2,896,062             3,159,471
                                                                           ------------          ------------          ------------

TOTAL LIABILITIES &

SHAREHOLDER'S EQUITY                                                       $ 30,674,246          $ 41,041,001          $ 71,776,839
                                                                           ============          ============          ============


SEE ACCOMPANYING NOTES                                                       F-2

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002

                                                                              12/31/00             12/31/01              12/31/02
                                                                              ---------           -----------           -----------
REVENUES
Loan interest & fees earned                                                   $ 469,023           $ 3,868,429           $ 6,018,879
Real estate & other income                                                       20,410               493,785               890,461
                                                                              ---------           -----------           -----------
TOTAL REVENUES                                                                  489,433             4,362,214             6,909,340
                                                                              ---------           -----------           -----------

Investor interest expense                                                       314,871             2,726,524             4,154,997
Marketing expenses                                                               92,239               229,154               494,042
Salaries, wages, payroll taxes and benefits                                           0               470,469               674,384
Operating expenses                                                              180,302               631,458               849,105
                                                                              ---------           -----------           -----------
TOTAL EXPENSES                                                                  587,412             4,057,605             6,172,528
                                                                              ---------           -----------           -----------

Operating income (loss)                                                         (97,979)              304,609               736,812
Income tax (provision) benefit                                                   36,767               (57,489)             (124,204)
                                                                              ---------           -----------           -----------
NET INCOME (LOSS)                                                             $ (61,212)          $   247,120           $   612,608
Beginning retained earnings (deficit)                                            10,130              (275,101)             (388,716)
Dividends                                                                      (224,019)             (360,735)             (363,371)
                                                                              ---------           -----------           -----------
Ending retained earnings (deficit)                                            $(275,101)          $  (388,716)          $  (139,479)
                                                                              =========           ===========           ===========

Basic & Diluted Earnings (Loss) Per Common Share                              $   (0.27)          $      0.51           $      1.16


SEE ACCOMPANYING NOTES                                                       F-3

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002

                                                                                              RETAINED
                                              COMMON STOCK:        PAID-IN       PREFERRED    EARNINGS           TOTAL
                                            SHARES     AMOUNT      CAPITAL         STOCK      (DEFICIT)          EQUITY
                                            -------    ------    -----------        ---       ---------        -----------
BALANCE, DECEMBER 31, 1999                  119,103    $1,191    $ 1,189,839        $ 0       $  10,130        $ 1,201,160
Correction of stock issuance costs                                  (152,183)                                     (152,183)
Net income (loss) for year 2000                                                                 (61,212)           (61,212)
Dividends declared                                                                             (224,019)          (224,019)
Capital contributed                         278,124     2,781      1,388,447                                     1,391,228
                                            -------    ------    -----------        ---       ---------        -----------
BALANCE, DECEMBER 31, 2000                  397,227     3,972      2,426,103          0        (275,101)         2,154,974
Net income                                                                                      247,120            247,120
Dividends declared                                                                             (360,735)          (360,735)
Capital contributed                         131,494     1,315        853,388                                       854,703
                                            -------    ------    -----------        ---       ---------        -----------
BALANCE, DECEMBER 31, 2001                  528,721     5,287      3,279,491          0        (388,716)         2,896,062
Net income                                                                                      612,608            612,608
Dividends declared                                                                             (363,371)          (363,371)
Capital contributed                           2,223        22         14,150                                        14,172
                                            -------    ------    -----------        ---       ---------        -----------
BALANCE, DECEMBER 31, 2002                  530,944    $5,309    $ 3,293,641        $ 0       ($139,479)       $ 3,159,471
                                            =======    ======    ===========        ===       =========        ===========


SEE ACCOMPANYING NOTES                                                       F-4

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002

                                                            12/31/00               12/31/01               12/31/02
                                                           -----------           ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                          $   (61,212)          $    247,120           $    612,608
Adjustments to reconcile net income to cash
 from operations-
Depreciation & amortization                                     31,945                124,014                154,384
Changes in-
Loans in process                                               (31,741)              (387,499)              (154,436)
Accrued loan interest & deferred loan fees                     391,471                101,449                (99,823)
Deferred taxes                                                (156,482)               (99,368)               (30,755)
Unamortized debt issue costs                                    (2,788)              (286,310)              (561,990)
Investor interest payable                                      109,252                825,088               (270,523)
Accounts & other payables                                       (6,833)               (64,234)               127,443
Other items, net                                                 5,000                (54,149)                22,499
                                                           -----------           ------------           ------------
NET CASH PROVIDED (USED) BY OPERATIONS                         278,612                406,111               (200,593)
                                                           -----------           ------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Real estate loans made                                      (4,032,721)           (23,327,367)           (38,174,217)
Loan principal payments received                             2,051,509             19,545,760              4,183,090
Bonds purchased                                                                    (5,025,000)
Bonds redeemed                                                                        126,000                 88,750
Undivided interest in bonds sold                                                                           2,512,500
Real estate purchased                                         (295,499)
Fixed assets purchased                                                               (124,900)               (74,311)
Cash received in acquisition                                   636,433
Real estate costs capitalized                                                         (36,014)                (8,487)
                                                           -----------           ------------           ------------
NET CASH (USED) BY INVESTING                                (1,640,278)            (8,841,521)           (31,472,675)
                                                           -----------           ------------           ------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Investor certificates issued                                 1,769,922              9,888,651             33,099,017
Investor cerfiticates redeemed                                 (70,000)              (766,747)            (2,494,845)
Bond fund redemptions                                                                (474,145)
Building mortgage principal payments                                                                          (7,968)
Stock issued                                                 1,239,045                854,703                 14,172
Dividends paid                                                (102,056)              (340,875)              (344,066)
                                                           -----------           ------------           ------------
NET CASH PROVIDED BY FINANCING                               2,836,911              9,161,587             30,266,310
                                                           -----------           ------------           ------------
Net Change in Cash                                           1,475,245                726,177             (1,406,958)
Cash at beginning of period                                    706,035              2,181,280              2,907,457
                                                           -----------           ------------           ------------
CASH AT END OF PERIOD                                      $ 2,181,280           $  2,907,457           $  1,500,499
                                                           ===========           ============           ============

Supplemental Information-

Interest paid during the period                            $   259,411           $  1,916,134           $  4,499,470
Income taxes paid during the period                        $     9,200           $    234,460           $          0
Non-cash transactions:

Investor certificates matured & re-issued                  $         0           $  4,025,418           $ 13,926,147


SEE ACCOMPANYING NOTES                                                       F-5

             CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Cornerstone Ministries Investments, Inc., Wellstone Communities, Inc. and Wellstone Financial Group, LLC (collectively "The Company"). The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches, not-for-profit sponsors of senior housing and affordable housing programs. The Company also invests in similar real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States.

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is recognized monthly as it is earned, in accordance with loan terms. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Generally, interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs subject to amortization include the costs and commissions associated with issuing investor certificates. These costs are being amortized on a straight-line basis over the term of the debt, principally 5 years.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. As of the balance sheet dates no loans were in arrears; therefore, no allowance for loan losses is reflected in the accompanying statements.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days of less.

Bond holdings consist tax-free local government securities and local church bonds that are classified as available-for-sale when the Company anticipates that the securities could be sold in response to rate changes, prepayment risk, liquidity, availability of and the yield on alternative investments, and other market and economic factors. These securities are reported at fair value, and unrealized gains and losses on these securities are recognized as direct increases or decreases in other comprehensive income. Cost of securities sold is recognized using the specific identification method.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to five years for furnishings and equipment, and 40 years for the Company's owned offices.

Interest on Investor Certificates is accrued from the date of issuance, and may be paid semi-annually. Investors holding five year certificates in multiples of $10,000 may receive interest monthly.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation and loan fees for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings (loss) per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

The   Financial   Accounting   Standards   Board  has  issued   several   recent
pronouncements, none of which are expected to materially affect the financial statements of the Company:

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement establishes a single accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale. The Statement also resolves significant implementation issues related to Statement 121. The Statement retains the requirements of Statement 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset.

SFAS No. 145, Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning after May 15, 2002. The Statement eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS No.146, Accounting for Costs Associated with Exit or Disposal Activities, effective for transactions initiated after December 31, 2002. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information.

SFAS No. 147, Acquisition of Certain Financial Institutions, effective for transactions after October 1, 2002. The Statement removed acquisitions of financial institutions from the scope of Statement No. 72, "Accounting of Certain Acquisitions of Banking or Thrift Institutions," which permitted the recognition and subsequent amortization of any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. For a transaction that is a business combination, the Statement requires that the unidentifiable intangible asset acquired be recognized as goodwill and accounted for under Statement No. 142. The Statement also amended Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term borrower-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires of other long-lived assets that are held and used.

SFAS No. 148, Accounting for Stock-Based Compensation, effective for fiscal years ending after December 15, 2002. The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has no stock-based compensation.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others, recognition and measurement is effective for transactions after December 31, 2002 and disclosure requirements are effective for fiscal years ending after December 15, 2002. The Interpretation improves disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaking in issuing the guarantee.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

NOTE 2 - CORRECTION OF PREVIOUS FINANCIAL STATEMENTS

The Company has retroactively restated prior period's financial statements for corrections to it's method of recognizing fees associated with mortgage loans. As of December 31, 2000 the Company deferred previously recognized unearned loan fees of $442,373 less related taxes of $166,933, together aggregating $275,440 ($1.22 per share). As of December 31, 2001 the Company deferred an additional $299, 927 of unearned loan fees less related taxes of $110,486, together aggregating $189,441 ($0.39 per share). Restatement prior to the year 2000 was not required as fees then were recognized generally in the same periods that the loans were outstanding. Additionally, costs associated with its stock offerings ($152,183 with $0 income tax effects) have been reclassified as of December 31, 2000 from an intangible asset classification on the balance sheet to a reduction of the associated paid-in capital account.

NOTE 3 - SUBSEQUENT EVENTS

On February 12, 2003 the Board of Directors approved amending the Articles of Incorporation and changed the name of the Corporation from "PIF/Cornerstone Ministries Investments, Inc." to "Cornerstone Ministries Investments, Inc.". The Company closed on a $522,459 contract to purchase additional office space in Forsyth County, Georgia on February 28, 2003.

NOTE 4 - FIXED ASSETS

At December 31, the Company's fixed assets are composed of:

                                           2000           2001          2002
                                          ------        --------      --------
Office Condominiums                       $  -0-        $252,922      $252,922
Office Computers, Furnishings,
Software & Equipment                       6,689          14,554        62,485
Vehicles                                     -0-          11,351        37,730
Less: Accumulated Depreciation              (-0-)        (12,171)      (32,800)
                                          ------        --------      --------
Fixed Assets, Net                         $6,689        $266,656      $320,337

Depreciation   expense  totaled  $-0-,   $12,171  and  $20,630  for  each  year,
respectively.

NOTE 5 - COMMITMENTS

The Company has no material lease commitments at December 31, 2002. The Company has entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting after 2002. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The base for good performance is expected to be that all bond interest and other obligations are current and the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base, and the amount of incentive compensation will relate to the director's judgment on the extent to which CCA's services will have contributed to the results. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. It is anticipated that after 2002, the Company will not have any employees of its own and accordingly, CCA will be subject to the supervision of the Board of Directors. As of December 31, 2002, CCA had not incurred any material expenses to be billed to the Company.

NOTE 6 - REAL ESTATE LOANS RECEIVABLE

At December 31, 2002 the Company had Real Estate Loans on church and other not-for-profit properties as follows:

                Mortgage Loans                  $64,242,543
                Accrued Interest                  1,203,384
                Unearned Loan Fees                 (778,317)
                                                -----------
                Total Real Estate Loans         $64,667,610

These loans mature as follow: 2003, $56,997,295;  2004, $5,045,454;  2005, $-0-;
2006, $20,886;  2007, $186,935;  beyond 2007,  $1,991,973.  Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

NOTE 7 - GOODWILL

The Company has adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. in 2000 is carried at $450,997 and is not subject to further amortization. Goodwill is tested for impairment at the end of each calendar year using the present value of expected future cash flows to determine the value of Goodwill. At December 31, 2002, the fair value of Goodwill exceeded it's carrying value; therefore, no provision for impairment loss has been recorded. No goodwill was acquired or sold in 2001, 2002 or 2003.

NOTE 8 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These costs are amortized on a straight-line basis over the period the securities are outstanding, generally five years.

At December 31, 2002, Unamortized debt issue costs consist of:

Costs incurred to register the Company's debt securities            $  431,215
Commissions paid on the sale of debt securities                      1,118,690
Less: Accumulated Amortization                                        (545,200)
                                                                    ----------
                                                                    $1,004,705

Amortization expense was $183,850, $61,885 and $31,945 in the years ending December 31, 2002, 2001 & 2000, respectively, and is included in marketing expenses in the accompanying Consolidated Statements of Income (Loss) & Retained Earnings (Deficit).

Estimated amortization expense for the next five years:

2003 -  $287,346
2004 -  $248,162
2005 -  $216,011
2006 -  $195,917
2007 -  $ 57,269

NOTE 9 - BOND HOLDINGS

Bond holdings at year end consist of-           2000        2001        2002
                                              --------   ----------  ----------
St. Lucie Co., FL Subordinated Revenue Bonds:
   Maturity 7/1/2036                           $   -0-   $2,325,000  $2,325,000
   Maturity 10/1/2036                              -0-    2,700,000   2,700,000
Undivided 50% interest sold to investor            -0-          -0-  (2,512,500)
Local Church Bonds, maturing 2002 & 2003       273,500      147,500      58,750
                                              --------   ----------  ----------
                                Totals        $273,500   $5,172,500  $2,571,250

In 2002, the Company transferred all of its bond holdings, with a cost of $5,110,500, from "held to maturity" to "available for sale" securities. This was the result of an unanticipated opportunity to utilize an investor's funds and the Company sold an undivided 50% interest in the St, Lucie County, Florida Bonds for $2,512,500, which equals book value. No gain or loss was recorded as a result of the transaction, nor when transferred as the cost of the bonds approximated their fair value. The Company reinvested the funds from the sale in a real estate loan, which management believes will provide greater long-term returns than the bonds.

These bonds are not traded on any exchange, however management estimates that the fair value of the individual securities, based on discounted expected cash flows, approximate their original cost. Accordingly, no gain or loss has been recorded in other comprehensive income in the accompanying financial statements.

NOTE 10 - INCOME TAXES

The net deferred tax benefit in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                        2000            2001            2002
                                      ---------       ---------       ---------
Deferred tax asset                    $ 166,933       $ 277,419       $ 286,787
Deferred tax liability                  (22,823)        (33,941)        (12,554)
                                      ---------       ---------       ---------
Net deferred tax benefit              $ 144,110       $ 243,478       $ 274,233

The deferred tax liability results from the use of accelerated methods of depreciation of property and equipment. The deferred tax asset results from a difference in reporting income from loan fees and represents taxes already paid. As such, no valuation allowance has been provided since the Company will realize the benefit of these prepaid taxes by reducing its federal and state taxable income in the future. The Company has pending with the Department of the Treasury, a request to change its accounting method with respect to loan fees which would approximate the book treatment under SFAS Nos. 65 and 91.

Components of income tax expense (benefit) for the years ended December 31, are:

                               2000            2001            2002
                             --------         -------        ---------
Current:  Federal            $(33,727)        $33,122        $ 108,308
          State               (13,491)         13,249           19,240
Deferred: Federal               7,465           9,450           (2,840)
          State                 2,986           1,668             (504)
                             --------         -------        ---------
                             $(36,767)        $57,489        $ 124,204

The tax provision differs from the expense that would result from applying statutory rates to income before income taxes due to the graduated corporate tax rates for the first $100,000 of taxable income and tax exempt interest from bonds totaling approximately $-0-, $145,000, $401,000 respectively.

NOTE 11 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by insurance. At December 31, 2002, the Company had cash in excess of insured limits totaling $1,081,672.

NOTE 12 - INVESTOR CERTIFICATES

During 2001, the Company filed two Form SB-2 Registration Statements under the Securities Act of 1933. Under these Registration Statements, the Company issued 3 separate securities. Under the first of the SB-2 filings the Company issued securities identified as "Access Certificates". These certificates have no stated maturity, are purchased in $100 increments and bear a rate of interest as determined by the Company's board of directors on the first of each January, April, July and October. The directors may also change the rates between these dates if market conditions warrant such a change. Under this same filing the Company issued 5 year "Graduated Certificates" which require a minimum investment of $500. Under the terms of the offering as filed, these certificates carry a graduated interest rate based on how long the certificate is held by the investor, up to 5 years. These certificates are not collateralized and no sinking fund is required for paying the certificates upon maturity. Also during the year ended December 31, 2001 the Company offered up to $17,000,000 of Series B Certificates of Indebtedness. Of the $17,000,000 offered, $3,000,000 has a March 13, 2003 maturity date and bears an interest rate of 7%. The remaining $14,000,000 will have a March 15, 2005 maturity date and bear interest at 9%. These certificates are not collateralized and no sinking fund for paying the certificates on maturity is required.

Following are the are the 5 year maturities of certificates outstanding each year end:

Years to Maturity                  12/31/00         12/31/01          12/31/02
-----------------                -----------       -----------       -----------
On demand & 1 year               $ 3,156,832       $ 8,886,314       $12,588,839
2                                  9,849,576         5,015,552           838,115
3                                  5,256,331         2,955,225         4,938,456
4                                  2,515,343         7,929,711        10,941,275
5+                                 5,175,114         9,818,153        35,902,441
                                 -----------       -----------       -----------
Total Principal                  $25,953,196       $34,604,955       $65,209,126

At December 31, 2000, 2001 & 2002, accrued interest payable was $2,213,690, $3,038,778 and $2,768,255, respectively.

Interest rates for the certificates outstanding at December 31, 2002 are:

5.0%                $3,081,099
7.0%                 5,964,859
7.5%                   191,824
8.0%                 1,847,974
9.0%                54,123,370

On February 21, 2003 Wellstone Communities, Inc., a wholly owned subsidiary, filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Series A Preferred Stock. Net proceeds from the offering are expected to be used to make and purchase loans secured by properties, start or acquire a bank and add to working capital.

NOTE 13 - LOAN GUARANTEES

At December 31, 2002 the Company was guarantor for potential total of $34,776,000 of loans secured by retirement facilities owned by not-for-profit entities. Certain acquisition and development loans in which we choose to secure outside financing may require a guarantee as a condition of the extension of the loan by the financial institution. The guarantee is solely limited to amounts drawn under credit facilities and only cover outstanding principal and accrued interest and terminate upon maturity and principal repayment. At December 31, 2002, actual amounts drawn and therefore guaranteed to a commercial bank total $19,157,179. The guaranteed loans mature between May 31 and November 18, 2004. Only upon an uncured payment default and upon demand by the financial institution would the Company be required to perform under its guarantee obligations. The Company's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of December 31, 2002, all loans which had a guarantee were current and accordingly no obligation is recognized in the financial statements.

NOTE 14 - PROFIT SHARING PLAN

During 2001, the Company established a Profit Sharing Plan for its employees. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the board of directors. For the years 2001 & 2002 the Company elected to contribute $40,691 and $63,150 respectively.

NOTE 15 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company has a mortgage requiring monthly payments of $2,068 including principal reductions and interest at 8.5%. The loan matures March 1, 2006 at which time a balloon payment of $158,637 will be required. Estimated principle reductions are: Year 2003 $8,274; Year 2004 $9,791; Year 2005 $10,658; Year 2006 $160,503.

NOTE 16 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula.

During 2001, as part of the formation and initial capitalization of Wellstone Financial Group, LLC (WFG), shares of the Series A Convertible Preferred Stock with a value of $500,000 were issued in exchange for a 100% ownership interest. As WFG is a 100% owned subsidiary and its financial results are included in these consolidated financial statements, the shares have been eliminated in consolidation. Accordingly, if the shares were converted at the balance sheet date herein, an additional 76,923 shares of Common Stock could be issued, however those shares would be eliminated in consolidation.

NOTE 17 - ACQUISITION

On December 29, 2000 Presbyterian Investors Fund, Inc., a Georgia not for profit corporation, was acquired by the Company. The name of the merged entity became PIF/Cornerstone Ministries Investments, Inc. The Georgia Secretary of State approved the Plan of Merger on December 29, 2000. The transaction was recorded as an asset purchase and operating results from the date of the acquisition have been included in the accompanying financial statements. The $23,256,257 in assets transferred by Presbyterian Investors Fund, Inc., consisted primarily of performing church loans and cash held in money market accounts awaiting distribution according to outstanding loan commitments. Its $23,256,257 in liabilities assumed by the merged entity were primarily Certificates of Participation in three loan funds. These fixed term, fixed rate securities were either unsecured, or collateralized by specific loan assets. In addition, the Company agreed to a premium of $500,000 for the acquisition which is included in Goodwill in the accompanying Consolidated Balance Sheets. There were no fair value adjustments recorded as of the date of the merger. The amount of cash received by the Company exceeded the $500,000 acquisition premium by $636,433 which is shown in the accompanying Consolidated Statement of Cash Flows as "Cash received in acquisition".

NOTE 18 - EARNINGS PER SHARE

Basic earnings per share have been calculated as follow-
2000    Net Income (Loss)                                      $(61,212)
        Average Common Shares Outstanding                       225,198
        Earnings (Loss) per Common Share                       $  (0.27)
2001    Net Income (Loss)                                      $247,120
        Average Common Shares Outstanding                       487,769
        Earnings (Loss) per Common Share                       $   0.51
2002    Net Income (Loss)                                      $612,608
        Average Common Shares Outstanding                       529,833
        Earnings (Loss) per Common Share                       $   1.16

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding after elimination of the shares owned by Wellstone Financial Group, LLC (a 100% owned subsidiary) in these consolidated financial statements. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Cornerstone Ministries Investments, Inc.

We have reviewed the accompanying balance sheets of Cornerstone Ministries Investments, Inc. as of June 30, 2002 & 2003 and the related statements of income & retained earnings for the three months and six month periods then ended, and cash flows for the six month periods then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Cornerstone Ministries Investments, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements and supplementary information in order for them to be in conformity with generally accepted accounting principles.


/s/ Robert N. Clemons, CPA

DeLand, Florida
August 12, 2003

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2002 & 2003

                                                                        06/30/02                 06/30/03
                                                                      ------------             ------------
ASSETS
Cash in banks                                                         $  4,122,876             $  6,773,656
Loans in process                                                           335,229                  824,227
Real estate loans, net                                                  37,506,146               77,191,845
Bond holdings & accrued interest                                         5,339,199                2,701,600
Fixed assets, net                                                          290,212                  900,998
Deferred tax asset, net                                                    556,371                  538,443
Goodwill                                                                   450,997                  450,997
Unamortized debt issue costs                                               699,628                1,694,439
Real estate held for sale                                                  333,864                  340,000
Other assets                                                                65,425                   45,376
                                                                      ------------             ------------
TOTAL ASSETS                                                          $ 49,699,947             $ 91,461,581
                                                                      ============             ============

LIABILITIES & SHAREHOLDER'S EQUITY
Investor certificates & accrued interest                              $ 45,570,202             $ 83,946,739
Mortgage participation agreements & accrued interest                             0                4,183,323
Accounts and other payables                                              1,093,168                  305,871
Building mortgage                                                          193,336                  184,660
Dividends payable                                                          172,232                  169,085
Capital lease obligation                                                         0                   16,146
                                                                      ------------             ------------
TOTAL LIABILITIES                                                       47,028,938               88,805,824
                                                                      ------------             ------------
SHAREHOLDER'S EQUITY
Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued & outstanding                                                    0                        0
Common Stock, $0.01 Par Value, 10 million shares
  authorized; 529,943 & 531,529 shares issued & outstanding                  5,299                    5,315
Paid in capital                                                          3,287,149                3,297,435
Retained earnings (deficit)                                               (621,439)                (573,744)
Treasury Stock                                                                   0                  (73,249)
                                                                      ------------             ------------
TOTAL SHAREHOLDER'S EQUITY                                               2,671,009                2,655,757
                                                                      ------------             ------------
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY                              $ 49,699,947             $ 91,461,581
                                                                      ============             ============


SEE ACCOMPANYING NOTES                                                      F-17

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS (DEFICIT) FOR THE THREE MONTHS & SIX MONTHS ENDED JUNE 30, 2002 & 2003

                                                                3 Months          3 Months            6 Months           6 Months
                                                             Ended 06/30/02     Ended 06/30/03     Ended 06/30/02     Ended 06/30/03
REVENUES
Loan interest & fees earned                                    $   946,691        $ 2,032,829        $ 2,108,391        $ 3,908,037
Real estate & other income                                         153,089            110,959            287,928            174,233
                                                               -----------        -----------        -----------        -----------
TOTAL REVENUES                                                   1,099,780          2,143,788          2,396,319          4,082,270
                                                               -----------        -----------        -----------        -----------
Investor interest expense                                          942,072          1,797,058          1,785,364          3,354,375
Marketing expenses                                                 121,737            180,738            228,734            287,225
Salaries, wages, payroll taxes and benefits                        207,478            256,714            346,769            471,215
Operating expenses                                                  91,116            142,277            270,644            456,386
                                                               -----------        -----------        -----------        -----------
TOTAL EXPENSES                                                   1,362,403          2,376,787          2,631,511          4,569,201
                                                               -----------        -----------        -----------        -----------
Operating income (loss)                                           (262,623)          (232,999)          (235,192)          (486,931)
Income tax (provision) benefit                                     215,716            107,805            174,701            221,751
                                                               -----------        -----------        -----------        -----------
NET INCOME (LOSS)                                              $   (46,907)       $  (125,194)       $   (60,491)       $  (265,180)
                                                               ===========        ===========        ===========        ===========

Retained earnings as previously reported                       $  (402,300)       $  (279,465)       $   (30,744)       $  (139,479)
Correction of error, Note 2                                              0                  0           (357,972)                 0
                                                               -----------        -----------        -----------        -----------
Beginning retained earnings (deficit) as restated                 (402,300)          (279,465)          (388,716)          (139,479)
Net income (loss)                                                  (46,907)          (125,194)           (60,491)          (265,180)
Dividends declared                                                (172,232)          (169,085)          (172,232)          (169,085)
                                                               -----------        -----------        -----------        -----------
Ending retained earnings (deficit)                             $  (621,439)       $  (573,744)       $  (621,439)       $  (573,744)
                                                               ===========        ===========        ===========        ===========

Basic & Diluted Earnings (Loss) per Common Share               $     (0.09)       $     (0.24)       $     (0.11)       $     (0.51)


SEE ACCOMPANYING NOTES                                                      F-18

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2002 & 2003

                                                                                          RETAINED
                                     COMMON STOCK:           PAID-IN      PREFERRED       EARNINGS     TREASURY          TOTAL
                                SHARES          AMOUNT       CAPITAL        STOCK         (DEFICIT)      STOCK           EQUITY
BALANCE, DECEMBER 31, 2001       528,721      $    5,287    $3,279,491    $        0      $(388,716)   $        0     $ 2,896,062
Net income (loss)                                                                           (60,491)                      (60,491)
Capital contributed                1,222              12         7,658                           xx                         7,670
Dividend declared                                                                          (172,232)                     (172,232)
                               ---------      ----------    ----------    ----------      ---------    ----------     -----------
BALANCE, JUNE 30, 2002           529,943      $    5,299    $3,287,149    $        0      $(621,439)   $        0     $ 2,671,009
                               =========      ==========    ==========    ==========      =========    ==========     ===========
BALANCE, DECEMBER 31, 2002       530,944      $    5,309    $3,293,641    $        0      $(139,479)   $        0     $ 3,159,471
Net income (loss)                                                                          (265,180)                     (265,180)
Capital contributed                  585               6         3,794                                                      3,800
Dividend declared                                                                          (169,085)                     (169,085)
Treasury shares acquired                                                                                  (73,249)        (73,249)
                               ---------      ----------    ----------    ----------      ---------    ----------     -----------
BALANCE, JUNE 30, 2003           531,529      $    5,315    $3,297,435    $        0      $(573,744)   $  (73,249)    $ 2,655,757
                               =========      ==========    ==========    ==========      =========    ==========     ===========


SEE ACCOMPANYING NOTES                                                      F-19

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 & 2003

                                                    06/30/02         06/30/03
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                 $    (60,491)    $   (265,180)
Adjustments to reconcile net income to cash
 from operations-
Depreciation & amortization                            157,734          227,699
Changes in-
Loans in process                                      (130,645)        (465,207)
Accrued bond interest, net                             (81,085)           1,312
Accrued loan interest & deferred loan fees             284,088         (147,528)
Deferred taxes                                        (312,893)        (264,210)
Unamortized debt issue costs                          (266,451)        (893,058)
Investor interest payable                           (1,096,453)       1,006,288
Accounts & other payables                              960,990           23,747
Other                                                   (4,738)          (7,184)
                                                  ------------     ------------
NET CASH PROVIDED (USED) BY OPERATIONS                (549,944)        (783,321)
                                                  ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Real estate loans made                              (7,387,265)     (20,235,814)
Loan principal payments received                       276,077        7,946,195
Bonds redeemed                                          62,000           31,250
Fixed assets purchased                                 (37,998)        (587,326)
Real estate costs capitalized                           (2,351)               0
                                                  ------------     ------------
NET CASH (USED) BY INVESTING                        (7,089,537)     (12,845,695)
                                                  ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates sold                          10,576,131       17,975,412
Investor certificates redeemed                      (1,553,209)      (2,844,132)
Mortgage participation agreements sold                       0        4,015,112
Building mortgage principle payments                    (3,858)          (4,566)
Capital lease principle payments                             0           (1,564)
Common stock issued                                      7,670            3,800
Dividends paid                                        (171,834)        (168,640)
Treasury stock acquired                                      0          (73,249)
                                                  ------------     ------------
NET CASH PROVIDED BY FINANCING                       8,854,900       18,902,173
                                                  ------------     ------------
Net Change in cash                                   1,215,419        5,273,157
Cash at beginning of period                          2,907,457        1,500,499
                                                  ------------     ------------
CASH AT END OF PERIOD                             $  4,122,876     $  6,773,656
                                                  ============     ============

Supplemental Information-

Interest paid during the period                   $  2,907,083     $  2,299,445
Income taxes paid during the period               $          0     $          0
Non-cash transactions-

Fixed asset lease financing                                        $     17,710
Certificates matures & re-issued                  $ 11,649,925     $  3,702,912


SEE ACCOMPANYING NOTES                                                      F-20

             CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Cornerstone Ministries Investments, Inc., Wellstone Communities, Inc. and Wellstone Financial Group, LLC (collectively "The Company"). The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches, not-for-profit sponsors of senior housing and affordable housing programs. The Company also invests in similar real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States. On February 12, 2003 the Board of Directors approved amending the Articles of Incorporation and changed the name of the Corporation from "PIF/Cornerstone Ministries Investments, Inc." to "Cornerstone Ministries Investments, Inc.".

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is recognized monthly as it is earned, in accordance with loan terms. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Generally, interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs subject to amortization include the costs and commissions associated with issuing investor certificates. These costs are being amortized on a straight-line basis over the term of the debt, principally 5 years.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Cash and cash equivalents include bank accounts and short term certificates with original maturities of 90 days or less.

Bond holdings consist of tax-free local government securities and church bonds. The Company accounts for these investments using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and classifies the bonds as "available for sale" securities. The bonds are recorded at cost and adjusted for unrealized holding gains and losses. Temporary unrealized holding gains and losses are reported, net of deferred taxes, as a separate component of shareholder's equity until realized. If an unrealized holding loss is judged to be other than temporary, the cost basis of the security is written down to fair value and included in earnings.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to five years for furnishings and equipment, and 40 years for the Company's owned offices.

Interest on Investor Certificates is accrued from the date of issuance, and may be paid semi-annually. Investors holding five year certificates in multiples of $10,000 may receive interest monthly. Interest on Mortgage Participation Agreements is accrued from the date of issuance and is paid monthly.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation and loan fees for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings (loss) per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

The   Financial   Accounting   Standards   Board  has  issued   several   recent
pronouncements, none of which are expected to materially affect the financial statements of the Company:

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement establishes a single accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale. The Statement also resolves significant implementation issues related to Statement 121. The Statement retains the requirements of Statement 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset.

SFAS No. 145, Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning after May 15, 2002. The Statement eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS No.146, Accounting for Costs Associated with Exit or Disposal Activities, effective for transactions initiated after December 31, 2002. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information.

SFAS No. 147, Acquisition of Certain Financial Institutions, effective for transactions after October 1, 2002. The Statement removed acquisitions of financial institutions from the scope of Statement No. 72, "Accounting of Certain Acquisitions of Banking or Thrift Institutions," which permitted the recognition and subsequent amortization of any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. For a transaction that is a business combination, the Statement requires that the unidentifiable intangible asset acquired be recognized as goodwill and accounted for under Statement No. 142. The Statement also amended Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term borrower-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires of other long-lived assets that are held and used.

SFAS No. 148, Accounting for Stock-Based Compensation, effective for fiscal years ending after December 15, 2002. The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has no stock-based compensation.

SFAS 149, Amendment of Statement on Derivative Instruments and Hedging Activities, effective for contracts entered into after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement improves financial reporting by requiring that contracts with comparable characteristics be accounted similarly.

SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity establishes standards for how an issuer classifies and measures certain financial instruments, including those that embody obligations to issue equity shares. The statement is effective for financial instruments entered into or modified after May 31, 2003.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others, recognition and measurement is effective for transactions after December 31, 2002 and disclosure requirements are effective for fiscal years ending after December 15, 2002. The Interpretation improves disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities, is effective in all financial statements issued after January 31, 2003. The interpretation addresses conditions when consolidation may be required for variable interest entities where the equity investment is not sufficient to finance its activities without additional financial support from other parties, or the equity investors lack one or more of a controlling financial interest

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

NOTE 2 - CORRECTION OF PREVIOUS FINANCIAL STATEMENTS

The Company has retroactively restated previous financial statements for corrections to it's method of recognizing fees associated with mortgage loans. As of December 31, 2000 the Company deferred previously recognized unearned loan fees of $442,373 less related taxes of $166,933, together aggregating $275,440 ($1.22 per share). As of December 31, 2001 the Company deferred an additional $299, 927 of unearned loan fees less related taxes of $110,486, together aggregating $189,441 ($0.39 per share). Restatement prior to the year 2000 was not required as fees then were recognized generally in the same periods that the loans were outstanding. Additionally, costs associated with its stock offerings ($152,183 with $0 income tax effects) have been reclassified from an intangible asset classification on the balance sheet to a reduction of the associated paid-in capital account.

NOTE 3 - FIXED ASSETS

As of June 30, the Company's fixed assets are composed of:         2003          2002
                                                                ---------     ---------
Office Condominiums                                             $ 792,659     $ 252,922
Office Computers, Furnishings, Software & Equipment               116,054        26,173
Vehicles                                                           37,730        37,730
Capital Lease - phone system                                       17,710           -0-
Less: Accumulated Depreciation                                    (63,155)      (26,613)
                                                                ---------     ---------
Fixed Assets, net                                               $ 900,998     $ 290,212

Depreciation expense was $24,375 and $8,462 for the six months ending June 30, 2003 and 2002, respectively.

NOTE 4 - COMMITMENTS

During 2003, the Company entered into a capital lease for a new phone system at the Company's headquarters. The lease was recorded at the asset's fair value and is being amortized over three years using the straight-line method. Interest expense is calculated based on the implied interest rate in the lease. The lease payment, including principal and interest, is $628 per month. Amortization expense was $1,968 and $0 for the six months ending June 30, 2003 and 2002. Interest expense was $946 and $0 for the six months ending June 30, 2003 and 2002, respectively.

Future minimum lease payments as of June 30, 2003:

July, 2003 - June, 2004         $ 7,531
July, 2004 - June, 2005           7,531
July, 2005 - June, 2006           6,905
                                -------
                                 21,967
Less: interest portion           (5,821)
                                -------
Capital lease obligation        $16,146

The Company has entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting after June, 2003. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The base for good performance is expected to be that all bond interest and other obligations are current and the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base and the amount of incentive compensation will relate to the director's judgment on the extent to which CCA's services will have contributed to the results. The maximum incentive compensation that can be earned is 10% of the actual expenses billed to CCA for the prior 12 months. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. It is anticipated that after 2003, the Company will not have any employees of its own and accordingly, CCA will be subject to the supervision of the Board Directors. As of June 30, 2003, CCA had not incurred any material expenses to be billed to the Company.

NOTE 5-REAL ESTATE LOANS RECEIVABLE

At June 30, 2003, the Company had Real Estate Loans on church and other not-for-profit properties as follows:

        Mortgage Loans                           $78,260,212
        Accrued Interest                             642,833
        Unearned Loan Fees                        (1,711,200)
                                                 -----------
        Total Real Estate Loans                  $77,191,845

The loans mature as follows: 2003 - $40,517,634;  2004 - $36,303,240; 2005 - $0;
2006 - $18,285; 2007 & beyond - $1,421,053. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

As of June 30, 2003, one loan, with a carrying amount of $137,526 was considered impaired due to non payment of interest. No allowance for impairment loss has been recorded because the carrying amount of the loan is less than or equal to the present value of expected future cash flows. The weighted average investment in impaired loans for the periods ending June 30, 2003 and 2002 was $134,694 and $0, respectively.

Interest income is recognized on the accrual basis for impaired loans with no recorded impairment loss. Interest income is recognized on the cash basis for loans with a recorded impairment loss and the possibility of further loss considered remote. If the possibility of future loss is not remote, then interest income is not recognized and interest payments are credited to outstanding loan principal. Interest income recognized on impaired loans for the six months ending June 30, 2003 and 2002 was $5,664 and $0, respectively.

NOTE 6 - GOODWILL

The Company uses SFAS 142, "Goodwill and Other Intangible Assets". Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc.
(PIF) is carried at $450,997 and is not subject to amortization. Goodwill is tested for impairment at the end of each fiscal year using a present value of expected future cash flows analysis to determine the fair value of Goodwill. As of December 31, 2002, the fair value of Goodwill exceeded its carrying cost; therefore, no provision for impairment loss has been recorded as of June 30, 2003 and 2002. No goodwill was acquired or sold in 2003 and 2002.

NOTE 7 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of costs incurred to register the company's debt securities and commissions paid or accrued on the sale of debt securities. The costs are amortized on a straight-line basis over the period the securities are outstanding, generally five years.

At June 30, Deferred Financing Costs consist of:                2003           2002
                                                            -----------     ---------
Costs incurred to register the Company's debt securities    $   544,926     $ 406,790
Commissions paid on the sale of debt securities               1,894,202       632,304
Less: Accumulated Amortization, generally over 5 years         (744,689)     (339,466)
                                                            -----------     ---------
                                                            $ 1,694,439     $ 699,628

Amortization expense was $203,324 and $143,293 for the six months ending June 30, 2003 and 2002, respectively, and is included in marketing expenses in the accompanying Consolidated Statements of Income (Loss) & Retained Earnings (Deficit).

Estimated amortization expense for the next five years:
July 1, 2003 through June 30, 2004 - $484,091
July 1, 2004 through June 30, 2005 - $419,145
July 1, 2005 through June 30, 2006 - $365,074
July 1, 2006 through June 30, 2007 - $330,950
July 1, 2007 through June 30, 2008 - $ 95,179

NOTE 8 - BOND HOLDINGS

"Available for sale" bond holdings at June 30:          2003             2002
                                                     -----------      ----------
St. Lucie Co., FL Subordinated Revenue Bonds
        Maturity 7/1/2036                            $ 2,325,000      $2,325,000
        Maturity 10/1/2036                             2,700,000       2,700,000
Undivided 50% interest sold to investor               (2,512,500)            -0-
Local Church Bonds, maturing 2003                         27,500          85,500
                                                     -----------      ----------
Cost basis of bond holdings                          $ 2,540,000      $5,110,500
Unrealized holding gains (losses)                              0               0
                                                     -----------      ----------
Fair value of bond holdings                          $ 2,540,000      $5,110,500
Accrued Interest Receivable                              161,600         228,699
                                                     -----------      ----------
        Totals                                       $ 2,701,600      $5,339,199

The bonds are not traded on an exchange; however, management estimates, based on discounted expected cash flows, that the fair value of the individual securities approximated their original cost. Accordingly, no unrealized holding gains (losses) have been recorded. Proceeds from the sale or maturity of bonds were $31,250 and $62,000 for the six months ending June 30, 2003 and 2002, respectively. No realized gains or losses were recognized in 2003 and 2002. The company uses the specific identification method to determine realized gains and losses. Tax-free interest income for the six months ending June 30, 2003 and 2002 was $115,038 and $233,054, respectively.

In 2002, the Company transferred all of its bond holdings, with a cost of $5,110,500, from "held to maturity" to "available for sale" securities. This was the result of an unanticipated opportunity to utilize an investor's funds and the Company sold an undivided 50% interest in the St, Lucie County, Florida Bonds for $2,512,500, which equals book value. No gain or loss was recorded as a result of the transaction, nor when transferred as the cost of the bonds approximated their fair value. The Company reinvested the funds from the sale in a real estate loan, which management believes will provide greater long-term returns than the bonds.

NOTE 9 - INCOME TAXES

The net deferred tax asset in the accompanying balance sheet includes the following components:

                                          2003                  2002
                                       ---------             ---------
Net deferred tax assets                $ 673,566             $ 559,066
Net deferred tax liabilities            (135,123)               (2,695)
Valuation allowance                          -0-                   -0-
                                       ---------             ---------
Net deferred tax asset                 $ 538,443             $ 556,371

The deferred tax liability results from the use of accelerated depreciation methods for property and equipment. The deferred tax asset results from a difference in reporting income from loan fees and represents taxes already paid. The Company estimates that future taxable income will be sufficient to realize the net deferred tax asset; therefore, no valuation allowance was provided for as of June 30, 2003 or 2002. The Company has pending with the Department of the Treasury, a request to change its accounting method with respect to loan fees which would approximate the book treatment under SFAS Nos. 65 and 91.

Components of income tax expense (benefit) for the period ended June 30:

                               2003                2002
                             ---------          ---------
Current:  Federal            $  36,090          $     -0-
          State                  6,369                -0-
Deferred: Federal             (224,578)          (161,345)
          State                (39,632)           (13,356)
                             ---------          ---------
                             $(221,751)         $(174,701)

Reconciliation of the Company's income tax expense (benefit) rate to statutory federal rates for the period ended June 30:

                                                        2003       2002
                                                       -----      -----
Statutory federal rate                                 (35.0%)    (35.0%)
Effect of graduated federal tax rates                   1.0%       1.0%
State taxes, net of federal benefit                    (3.7%)     (3.7%)
Effect of non-taxable bond interest income             (8.0%)     (37.4%)
Other, net                                               .2%        .8%
                                                       -----      -----
Effective tax expense (benefit) rate                   (45.5%)    (74.3%)

The effect of non-taxable bond interest income decreased due to a decrease in non-taxable interest income (see Note 8) and an increase in the Company's pre-tax loss.

NOTE 10 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by insurance. At June 30, 2003, the Company had cash in excess of insured limits totaling $6,545,186.

NOTE 11 - INVESTOR CERTIFICATES

During 2001, the Company filed two Form SB-2 Registration Statements under the Securities Act of 1933. Under these Registration Statements, the Company issued 3 separate securities. Under the first of the SB-2 filings the Company issued securities identified as "Access Certificates". These certificates have no stated maturity, are purchased in $100 increments and bear a rate of interest as determined by the Company's board of directors on the first of each January, April, July and October. The directors may also change the rates between these dates if market conditions warrant such a change. Under this same filing the Company issued 5 year "Graduated Certificates" which require a minimum investment of $500. Under the terms of the offering as filed, these certificates carry a graduated interest rate based on how long the certificate is held by the investor, up to 5 years. These certificates are not collateralized and no sinking fund is required for paying the certificates upon maturity. Also during the year ended December 31, 2001 the Company offered up to $17,000,000 of Series B Certificates of Indebtedness. Of the $17,000,000 offered, $3,000,000 has a March 13, 2003 maturity date and bears an interest rate of 7%. The remaining $14,000,000 will have a March 15, 2005 maturity date and bear interest at 9%. These certificates are not collateralized and no sinking fund for paying the certificates on maturity is required. Listed below are the certificates outstanding as of June 30, 2003 by interest rate and date of maturity:

5.0%     $ 2,774,458          2003              $ 6,599,644
7.0%       5,273,376          2004                4,145,056
7.5%       2,580,589          2005                4,862,921
8.0%         469,532          2006               10,857,455
9.0%      69,097,609          2007/Beyond        53,730,488
                                                -----------
                              Total principal   $80,195,564

As of June 30, 2003 and 2002, accrued interest payable was $3,751,175 and $1,942,325, respectively.

On February 21, 2003 Wellstone Communities, Inc., a wholly owned subsidiary, filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Series A Preferred Stock. Net proceeds from the offering are expected to be used to make and purchase loans secured by properties, start or acquire a bank and add to working capital.

On April 29, 2003 the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Certificates of Indebtedness along with $1,625,000 of its Common Stock.

NOTE 12 - MORTGAGE PARTICIPATION AGREEMENTS

In 2003, the Company started issuing Mortgage Participation ("MP") Agreements. MP Agreements have not been registered and therefore, are only available to accredited investors with a $100,000 minimum investment. The agreements are collateralized by specific senior housing real estate loans owned by the Company and entitle the investor to a proportionate share of the interest earned on the collateral. Interest is paid monthly to the MP investors after the Company receives interest payments on the related collateralized loans. The agreements have no maturity date. Principal payments are made when the Company receives principal payments on the collateralized loans. Losses that the Company may incur on the collateralized loans are shared pro-rata with the MP Agreement holders. The Company has the right, but not the obligation, to redeem the MP agreements at any time. Interest expense related to MP Agreements was $27,020 for the six months ended June 30, 2003. Principal and interest outstanding and related collateral as of June 30, 2003:

Collateral Description                              MP Amount Outstanding
----------------------                              ---------------------
Loan to Senior Housing Services; senior
  housing facility, Lewisville, TX                       $2,490,113
Loan to Senior Housing Services; senior
  housing facility, Garland, TX                           1,669,842
                                                         ----------
Total principal                                           4,159,955
Accrued interest payable                                     23,368
                                                         ----------
                                                         $4,183,323

NOTE 13 - LOAN GUARANTEES

At June 30, 2003 the Company was guarantor for potential total of $34,776,000 of loans secured by retirement facilities owned by not-for-profit entities. Certain acquisition and development loans in which we choose to secure outside financing may require a CMI guarantee as a condition of the extension of the loan by the financial institution. The guarantee is limited to amounts drawn under credit facilities and only cover outstanding principal and accrued interest and terminate upon maturity and principal repayment. At June 30, 2003, actual amounts drawn and therefore guaranteed to a commercial bank total $28,531,778. The guaranteed loans mature between May 31 and November 18, 2004. Only upon an uncured payment default and upon demand by the financial institution would CMI be required to perform under its guarantee obligations. CMI's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of June 30, 2003, all loans which had a guarantee were current and accordingly no obligation is recognized in the financial statements.

NOTE 14 - PROFIT SHARING PLAN

During 2001, the Company established a Profit Sharing Plan for its employees. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the board of directors. For the six months ended June 30, 2003 the Company has not elected to contribute.

NOTE 15 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company obtained a mortgage and pledged the real estate as collateral. The mortgage requires monthly payments of principle and interest totaling $2,068 including principal reductions and interest at 8.5%. The loan matures March 1, 2006 at which time a balloon payment of $158,637 will be required. Estimated principle reductions are-Year 2003- $3,708; Year 2004- $9,791; Year 2005- $10,658; Year 2006-
$160,503.

NOTE 16 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula.

During 2001, as part of the Company's formation and initial capitalization of Wellstone Financial Group, LLC ("WFG"), shares with a value of $500,000 were issued to WFG in return for a 100% ownership interest in WFG. Since WFG is included in these consolidated financial statements, the shares have been eliminated in consolidation. Accordingly, if the shares were converted at the balance sheet date herein, an additional 76,923 shares of Common Stock could be issued, however those shares would be eliminated in consolidation.

NOTE 17 - EARNINGS PER SHARE

Basic earnings (loss) per share have been calculated as follows:           Current Quarter          Year-to-Date
                                                                           ---------------          ------------
2002     Net Income (Loss)                                                    $ (46,907)             $ (60,491)
         Average Common Shares Outstanding                                      529,629                531,170
         Earnings (Loss) per Common Share                                     $   (0.09)             $   (0.11)
2003     Net Income (Loss)                                                    $(125,194)             $(265,180)
         Average Common Shares Outstanding                                      519,965                523,088
         Earnings (Loss) per Common Share                                     $   (0.24)             $   (0.51)

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding after elimination of the shares owned by Wellstone Financial Group, LLC (a 100% owned subsidiary) in these consolidated financial statements. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

                         [Back cover of the prospectus]

Until ______________, 2003 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation, Article VII, provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except as liability is required by the Georgia Business Corporation Code or other applicable law. The Registrant's Bylaws, Article VI, require the Registrant to indemnify officers or directors who were wholly successful in the defense of any proceeding to which they were parties because they were officers or directors. This mandatory indemnification is against reasonable expenses they incurred in the proceeding. The Registrant is permitted to indemnify officers and directors, and to pay their reasonable defense expenses, except in such cases as those involving conduct that was unlawful or in bad faith. Permission must come from a majority of disinterested directors or shareholders.

Georgia Business Corporation Code, Sections 14-2-851 through 14-2-859, in summary, allows a Georgia corporation to indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if:

(1)   Such individual conducted himself or herself in good faith; and

(2)   Such individual reasonably believed:

      (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

      (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

      (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The determination to indemnify may be made by (1) a majority of the disinterested directors, if there are at least two of them, (2) by a special legal counsel or (3) by a majority of the disinterested shareowners. The corporation may not indemnify an officer or director under the Code sections:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct under this Code section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The corporation is required to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding. The corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an officer or director if he or she delivers to the corporation an affirmation of having met certain standards of conduct or an undertaking to repay funds advanced. The officer or director may also apply to a court for indemnification or advance for expenses.

These provisions in the Registrant's articles and bylaws, and the Georgia Business Corporation Code, may permit indemnification to directors, officers or persons controlling the Registrant for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the maximum offering amount is sold:

      Securities and Exchange Commission filing fee...............    $  4,750
      Blue sky fees and expenses..................................       8,000
      Accountant's fees and expenses..............................      13,500
      General Counsel's fees and expenses.........................      75,000
      Printing and Edgar filer ...................................       5,000
      Postage and other delivery media............................       5,000
      Marketing expenses, including travel........................       5,000
      Miscellaneous...............................................       3,750
        Total.....................................................    $120,000
          (The Registrant will bear all these expenses.)

Item 26. Recent Sales of Unregistered Securities.

(a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

      Date                             Title                          Amount
December 15, 2001         76,923 shares of preferred stock           $500,000

(b) Shares were sold to one sophisticated person, who had access to the Registrant's financial and operating information and to its officers and directors. No underwriters were used.

(c) The Registrant acquired all of the equity ownership in a limited liability company.

(d) The Registrant claims exemption from registration under Section 4(2) of the Securities Act of 1933. The facts relied upon to make the exemption available are that the sale was to one sophisticated individual owner of the business acquired.

Item 27. Exhibits

Exhibits listed below are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B.

   Exhibit
   Number                           Description
   ------                           -----------
    1.1     Sales Agency Agreement with Wellstone Securities LLC
    1.3     Purchase Agreement, for sales of certificates
    1.4     Purchase Agreement, for sales of shares
    5       Opinion and consent of counsel with respect to the obligation of the certificates being registered
   15       Letter on unaudited interim financial information
   23.1     Consent of Robert N. Clemons, CPA, PA, Certified Public Accountant
   23.2     Consent of  Counsel (reference is made to Exhibit 5)

Item 28. Undertakings.

(a)   The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)  Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable..

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Pre-effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in Cumming, Georgia, on September 4, 2003.

                               CORNERSTONE MINISTRIES INVESTMENTS, INC. (Issuer)

                               By S/CECIL A. BROOKS
                                  ------------------------------------------
                                  Cecil A. Brooks, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment no. 2 to registration statement was signed by the following persons in the capacities and on the dates stated.

             Signature                                         Title                                          Date
             ---------                                         -----                                          ----
   S/CECIL A. BROOKS                             Chief Executive Officer, President and                 September 4, 2003
--------------------------------------------     Chairman of the Board of Directors
   Cecil A. Brooks


   S/JOHN T. OTTINGER                            Vice President, Chief Operating Officer                September 4, 2003
--------------------------------------------     Secretary, Treasurer and Director
   John T. Ottinger                              (Principal financial and accounting officer)


   S/TAYLOR MCGOWN*                              Director, Vice Chairman                                September 4, 2003
--------------------------------------------
   Taylor McGown


   S/HENRY R. DARDEN*                            Director                                               September 4, 2003
--------------------------------------------
   Henry Darden


   S/IRVING B. WICKER*                           Director                                               September 4, 2003
--------------------------------------------
   Irving B. Wicker

* By /S/JOHN T. OTTINGER                                                                                September 4, 2003
     ---------------------------------------
     John T. Ottinger, attorney-in-fact